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                                 AMENDED AND RESTATED
                             LOAN AND SECURITY AGREEMENT


                                        AMONG


                                NATURAL WONDERS, INC.,
                                     AS BORROWER,


                       THE FINANCIAL INSTITUTIONS NAMED HEREIN,
                                     AS LENDERS,


                                         AND


                       WELLS FARGO BANK, NATIONAL ASSOCIATION,
                                      AS AGENT,


                            FOOTHILL CAPITAL CORPORATION,
                               AS ADMINISTRATIVE AGENT








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

                                  TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
1.   DEFINITIONS AND CONSTRUCTION. . . . . . . . . . . . . . . . . . . . . . . 1
     1.1    Definitions. . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
     1.2    Accounting Terms . . . . . . . . . . . . . . . . . . . . . . . . .16
     1.3    Code . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .16
     1.4    Construction . . . . . . . . . . . . . . . . . . . . . . . . . . .16
     1.5    Schedules and Exhibits.. . . . . . . . . . . . . . . . . . . . . .16

2.   LOAN AND TERMS OF PAYMENT . . . . . . . . . . . . . . . . . . . . . . .  16
     2.1    Revolving Advances . . . . . . . . . . . . . . . . . . . . . . . .16
     2.2    Letters of Credit. . . . . . . . . . . . . . . . . . . . . . . . .24
     2.3    [Intentionally Deleted]. . . . . . . . . . . . . . . . . . . . . .27
     2.4    [Intentionally Deleted]. . . . . . . . . . . . . . . . . . . . . .27
     2.5    Payments . . . . . . . . . . . . . . . . . . . . . . . . . . . . .27
     2.6    Overadvances . . . . . . . . . . . . . . . . . . . . . . . . . . .29
     2.7    Interest and Letter of Credit Fees: Rates, Payments, and
            Calculations.. . . . . . . . . . . . . . . . . . . . . . . . . . .29
     2.8    Collection of Accounts . . . . . . . . . . . . . . . . . . . . . .30
     2.9    Crediting Payments; Application of Collections . . . . . . . . . .30
     2.10   Designated Account . . . . . . . . . . . . . . . . . . . . . . . .31
     2.11   Maintenance of Loan Account; Statements of Obligations . . . . . .31
     2.12   Fees.. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .32
     2.13   Eurodollar Rate Loans. . . . . . . . . . . . . . . . . . . . . . .32
     2.14   Illegality.. . . . . . . . . . . . . . . . . . . . . . . . . . . .34
     2.15   Requirements of Law. . . . . . . . . . . . . . . . . . . . . . . .35
     2.16   Indemnity. . . . . . . . . . . . . . . . . . . . . . . . . . . . .36

3.   CONDITIONS; TERM OF AGREEMENT . . . . . . . . . . . . . . . . . . . . .  37
     3.1    Conditions Precedent to the Initial Advance or the Initial Letter
            of Credit. . . . . . . . . . . . . . . . . . . . . . . . . . . . .37
     3.2    Conditions Precedent to all Advances and all Letters of Credit.. .38
     3.3    Condition Subsequent . . . . . . . . . . . . . . . . . . . . . . .39
     3.4    Term; Automatic Renewal. . . . . . . . . . . . . . . . . . . . . .39
     3.5    Effect of Termination. . . . . . . . . . . . . . . . . . . . . . .39
     3.6    Early Termination by Borrower. . . . . . . . . . . . . . . . . . .39
     3.7    Termination Upon Event of Default. . . . . . . . . . . . . . . . .40

4.   CREATION OF SECURITY INTEREST . . . . . . . . . . . . . . . . . . . . .  40
     4.1    Grant of Security Interest.. . . . . . . . . . . . . . . . . . . .40
     4.2    Negotiable Collateral. . . . . . . . . . . . . . . . . . . . . . .40
     4.3    Collection of Accounts, General Intangibles, and Negotiable
            Collateral.. . . . . . . . . . . . . . . . . . . . . . . . . . . .41


                                          i

     4.4    Delivery of Additional Documentation Required. . . . . . . . . . .41
     4.5    Power of Attorney. . . . . . . . . . . . . . . . . . . . . . . . .41
     4.6    Right to Inspect.. . . . . . . . . . . . . . . . . . . . . . . . .42

5.   REPRESENTATIONS AND WARRANTIES. . . . . . . . . . . . . . . . . . . . .  42
     5.1    No Encumbrances. . . . . . . . . . . . . . . . . . . . . . . . . .42
     5.2    [Intentionally Deleted]. . . . . . . . . . . . . . . . . . . . . .42
     5.3    Eligible Inventory.. . . . . . . . . . . . . . . . . . . . . . . .42
     5.4    Equipment. . . . . . . . . . . . . . . . . . . . . . . . . . . . .42
     5.5    Location of Inventory and Equipment. . . . . . . . . . . . . . . .42
     5.6    Inventory Records. . . . . . . . . . . . . . . . . . . . . . . . .42
     5.7    Location of Chief Executive Office; FEIN.. . . . . . . . . . . . .42
     5.8    Due Organization and Qualification; Subsidiaries.. . . . . . . . .43
     5.9    Due Authorization; No Conflict.. . . . . . . . . . . . . . . . . .43
     5.10   Litigation.. . . . . . . . . . . . . . . . . . . . . . . . . . . .44
     5.11   No Material Adverse Change.  . . . . . . . . . . . . . . . . . . .44
     5.12   Solvency.. . . . . . . . . . . . . . . . . . . . . . . . . . . . .44
     5.13   Employee Benefits. . . . . . . . . . . . . . . . . . . . . . . . .44
     5.14   Environmental Condition. . . . . . . . . . . . . . . . . . . . . .44

6.   AFFIRMATIVE COVENANTS.. . . . . . . . . . . . . . . . . . . . . . . . .  45
     6.1    Accounting System. . . . . . . . . . . . . . . . . . . . . . . . .45
     6.2    Collateral Reporting.. . . . . . . . . . . . . . . . . . . . . . .45
     6.3    Financial Statements, Reports, Certificates. . . . . . . . . . . .45
     6.4    Tax Returns. . . . . . . . . . . . . . . . . . . . . . . . . . . .47
     6.5    Guarantor Reports. . . . . . . . . . . . . . . . . . . . . . . . .47
     6.6    Returns. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .47
     6.7    Title to Equipment.. . . . . . . . . . . . . . . . . . . . . . . .47
     6.8    Maintenance of Equipment.. . . . . . . . . . . . . . . . . . . . .47
     6.9    Taxes. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .47
     6.10   Insurance. . . . . . . . . . . . . . . . . . . . . . . . . . . . .48
     6.11   No Setoffs or Counterclaims. . . . . . . . . . . . . . . . . . . .49
     6.12   Location of Inventory and Equipment. . . . . . . . . . . . . . . .49
     6.13   Compliance with Laws.. . . . . . . . . . . . . . . . . . . . . . .49
     6.14   Intentionally Omitted. . . . . . . . . . . . . . . . . . . . . . .50
     6.15   Leases.. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .50
     6.16   Year 2000 Compliance . . . . . . . . . . . . . . . . . . . . . . .50

7.   NEGATIVE COVENANTS. . . . . . . . . . . . . . . . . . . . . . . . . . .  50
     7.1    Indebtedness.. . . . . . . . . . . . . . . . . . . . . . . . . . .50
     7.2    Liens. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .50
     7.3    Restrictions on Fundamental Changes. . . . . . . . . . . . . . . .51
     7.4    Disposal of Assets.. . . . . . . . . . . . . . . . . . . . . . . .51
     7.5    Change Name. . . . . . . . . . . . . . . . . . . . . . . . . . . .51
     7.6    Guarantee. . . . . . . . . . . . . . . . . . . . . . . . . . . . .51


                                          ii

     7.7    Nature of Business.. . . . . . . . . . . . . . . . . . . . . . . .51
     7.8    Prepayments and Amendments.. . . . . . . . . . . . . . . . . . . .51
     7.9    Change of Control. . . . . . . . . . . . . . . . . . . . . . . . .51
     7.10   Consignments.. . . . . . . . . . . . . . . . . . . . . . . . . . .51
     7.11   Distributions. . . . . . . . . . . . . . . . . . . . . . . . . . .52
     7.12   Accounting Methods.. . . . . . . . . . . . . . . . . . . . . . . .52
     7.13   Investments. . . . . . . . . . . . . . . . . . . . . . . . . . . .52
     7.14   Transactions with Affiliates.. . . . . . . . . . . . . . . . . . .52
     7.15   Suspension.. . . . . . . . . . . . . . . . . . . . . . . . . . . .52
     7.16   Intentionally Omitted. . . . . . . . . . . . . . . . . . . . . . .52
     7.17   Use of Proceeds. . . . . . . . . . . . . . . . . . . . . . . . . .52
     7.18   Change in Location of Chief Executive Office; Inventory and
            Equipment with Bailees.. . . . . . . . . . . . . . . . . . . . . .52
     7.19   Intentionally Omitted. . . . . . . . . . . . . . . . . . . . . . .53
     7.20   Financial Covenant.. . . . . . . . . . . . . . . . . . . . . . . .53
     7.21   Capital Expenditures.. . . . . . . . . . . . . . . . . . . . . . .53

8.   EVENTS OF DEFAULT.. . . . . . . . . . . . . . . . . . . . . . . . . . . .53

9.   THE LENDER GROUP'S RIGHTS AND REMEDIES. . . . . . . . . . . . . . . . .  55
     9.1    Rights and Remedies. . . . . . . . . . . . . . . . . . . . . . . .55
     9.2    Remedies Cumulative. . . . . . . . . . . . . . . . . . . . . . . .57

10.  TAXES AND EXPENSES. . . . . . . . . . . . . . . . . . . . . . . . . . . .57

11.  WAIVERS; INDEMNIFICATION. . . . . . . . . . . . . . . . . . . . . . . .  58
     11.1   Demand; Protest; etc.. . . . . . . . . . . . . . . . . . . . . . .58
     11.2   The Lender Group's Liability for Collateral. . . . . . . . . . . .58
     11.3   Indemnification. . . . . . . . . . . . . . . . . . . . . . . . . .58

12.  NOTICES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  59

13.  CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER. . . . . . . . . . . . . . .  60

14.  DESTRUCTION OF BORROWER'S DOCUMENTS . . . . . . . . . . . . . . . . . .  60

15.  ASSIGNMENTS AND PARTICIPATIONS; SUCCESSORS. . . . . . . . . . . . . . .  61
     15.1   Assignments and Participations.. . . . . . . . . . . . . . . . . .61
     15.2   Successors.. . . . . . . . . . . . . . . . . . . . . . . . . . . .63

16.  AMENDMENTS; WAIVERS . . . . . . . . . . . . . . . . . . . . . . . . . .  63
     16.1   Amendments and Waivers.. . . . . . . . . . . . . . . . . . . . . .63
     16.2   No Waivers; Cumulative Remedies. . . . . . . . . . . . . . . . . .65

17.  ADMINISTRATIVE AGENT; THE LENDER GROUP. . . . . . . . . . . . . . . . .  65


                                         iii

     17.1   Appointment and Authorization of Administrative Agent. . . . . . .65
     17.2   Delegation of Duties.. . . . . . . . . . . . . . . . . . . . . . .66
     17.3   Liability of Administrative Agent-Related Persons. . . . . . . . .66
     17.4   Reliance by Administrative Agent.. . . . . . . . . . . . . . . . .66
     17.5   Notice of Default or Event of Default. . . . . . . . . . . . . . .67
     17.6   Credit Decision. . . . . . . . . . . . . . . . . . . . . . . . . .68
     17.7   Costs and Expenses; Indemnification. . . . . . . . . . . . . . . .68
     17.8   Agents in Individual Capacity. . . . . . . . . . . . . . . . . . .69
     17.9   Successor Administrative Agent.. . . . . . . . . . . . . . . . . .69
     17.10  Withholding Tax. . . . . . . . . . . . . . . . . . . . . . . . . .70
     17.11  Collateral Matters.. . . . . . . . . . . . . . . . . . . . . . . .71
     17.12  Restrictions on Actions by Lenders; Sharing of Payments. . . . . .72
     17.13  Agency for Perfection. . . . . . . . . . . . . . . . . . . . . . .73
     17.14  Payments by Administrative Agent to the Lenders. . . . . . . . . .73
     17.15  Concerning the Collateral and Related Loan Documents.. . . . . . .73
     17.16  Field Audits and Examination Reports; Confidentiality; Disclaimers
            by Lenders; Other Reports and Information. . . . . . . . . . . . .74
     17.17  Several Obligations; No Liability. . . . . . . . . . . . . . . . .75

18.  GENERAL PROVISIONS. . . . . . . . . . . . . . . . . . . . . . . . . . .  75
     18.1   Effectiveness. . . . . . . . . . . . . . . . . . . . . . . . . . .75
     18.2   Section Headings.. . . . . . . . . . . . . . . . . . . . . . . . .75
     18.3   Interpretation.. . . . . . . . . . . . . . . . . . . . . . . . . .76
     18.4   Severability of Provisions.. . . . . . . . . . . . . . . . . . . .76
     18.5   Counterparts; Telefacsimile Execution. . . . . . . . . . . . . . .76
     18.6   Revival and Reinstatement of Obligations.. . . . . . . . . . . . .76
     18.7   Amendment and Replacement. . . . . . . . . . . . . . . . . . . . .76
     18.8   Integration. . . . . . . . . . . . . . . . . . . . . . . . . . . .76

                               SCHEDULES AND EXHIBITS

Schedule C-1                  Commitments on Closing Date
Schedule E-1                  Eligible Inventory Locations
Schedule P-1                  Permitted Liens
Schedule 5.8                  Subsidiaries
Schedule 6.12                 Location of Inventory and Equipment
Schedule 7.1                  Indebtedness

Exhibit A-1                   Form of Assignment and Acceptance
Exhibit C-1                   Form of Compliance Certificate

                                          v

                   AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT


     THIS AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT (THIS "AGREEMENT"), is entered into as of June 15, 1999, among NATURAL WONDERS, INC., a Delaware corporation ("Borrower"), with its chief executive office located at 4209 Technology Drive, Fremont, California 94538, on the one hand, and the financial institutions listed on the signature pages hereof (such financial institutions, together with their respective successors and assigns, are referred to hereinafter each individually as a "Lender" and collectively as the "Lenders"), and WELLS FARGO BANK, NATIONAL ASSOCIATION ("Wells Fargo"), as Agent and FOOTHILL CAPITAL CORPORATION a California corporation ("Foothill"), as Administrative Agent, on the other hand.

                                   R E C I T A L S

     A. Borrower has entered into that certain Credit Agreement, dated as of July 1, 1998 with Wells Fargo, as amended by amendments one through four (as amended, the "Existing Loan Agreement");

     B. Wells Fargo, Foothill and Borrower have agreed to amend and restate the Existing Loan Agreement in accordance with the terms and conditions set forth herein.

     The parties agree as follows:

     1.   DEFINITIONS AND CONSTRUCTION.

          1.1 DEFINITIONS. As used in this Agreement, the following terms shall have the following definitions:

                 "ACCOUNT DEBTOR" means any Person who is or who may become obligated under, with respect to, or on account of, an Account.

                 "ACCOUNTS" means all currently existing and hereafter arising accounts, contract rights, and all other forms of obligations owing to Borrower arising out of the sale or lease of goods or the rendition of services by Borrower, irrespective of whether earned by performance, and any and all credit insurance, guaranties, or security therefor.

                 "ADJUSTED EURODOLLAR RATE" means, with respect to each Interest Period for any Eurodollar Rate Loan, the rate per annum (rounded upwards, if necessary, to the next whole multiple of 1/16 of 1% per annum) determined by dividing (a) the Eurodollar Rate for such Interest Period by (b) a percentage equal to (i) 100% minus (ii) the Reserve Percentage. The Adjusted Eurodollar Rate shall be adjusted on and as of the effective day of any change in the Reserve Percentage.

                 "ADMINISTRATIVE AGENT" means Foothill, solely in its capacity as Administrative Agent for the Lenders, and shall include any successor Administrative Agent.

                 "ADMINISTRATIVE AGENT'S ACCOUNT" has the meaning set forth in
SECTION 2.8.

                 "ADMINISTRATIVE AGENT ADVANCE" has the meaning set forth in
SECTION 2.1(h).

                 "ADMINISTRATIVE AGENT LOAN" has the meaning set forth in
SECTION 2.1(g).

                 "ADVANCES" has the meaning set forth in SECTION 2.1(a).

                 "AFFILIATE" means, as applied to any Person, any other Person who directly or indirectly controls, is controlled by, is under common control with or is a director or officer of such Person. For purposes of this definition, "control" means the possession, directly or indirectly, of the power to vote 5% or more of the securities having ordinary voting power for the election of directors or the direct or indirect power to direct the management and policies of a Person.

                 "AGENT" means Wells Fargo, solely in its capacity as Agent for the Lenders, and shall include any successor Agent.

                 "AGENT-RELATED PERSONS" means Agent, together with its Affiliates, and the officers, directors, employees, counsel, agents and attorneys-in-fact of Agent and such Affiliates and Administrative Agent, together with its Affiliates, and the officers, directors, employees, counsel, agents, and attorneys-in-fact of Administrative Agent and such Affiliates.

                 "AGENTS" means the Agent and the Administrative Agent.

                 "AGREEMENT" has the meaning set forth in the preamble hereto.

                 "ASSIGNEE" has the meaning set forth in SECTION 15.1.

                 "ASSIGNMENT AND ACCEPTANCE" has the meaning set forth in
SECTION 15.1 (a) and shall be in the form of EXHIBIT A-1.

                 "AUTHORIZED PERSON" means any officer or other employee of Borrower.

                 "AVAILABILITY" means, as of the date of determination, the result (so long as such result is a positive number) of (a) the lesser of the Borrowing Base or the Maximum Amount, LESS (b) the Revolving Facility Usage.

                 "AVAILABILITY RESERVE" means a reserve for outstanding gift certificates.

                 "AVERAGE UNUSED PORTION OF MAXIMUM AMOUNT" means, as of any date of determination, (a) the Maximum Amount (or $15,000,000 for months in which the average Daily Balance of Advances and undrawn Letters of Credit is less than $15,000,000), LESS (b) the sum of (i) the average Daily Balance of Advances that were outstanding during the immediately preceding month, PLUS (ii) the average Daily Balance of the undrawn Letters of Credit that were outstanding during the immediately preceding month.

                 "BANKRUPTCY CODE" means the United States Bankruptcy Code (11 U.S.C. Section 101 ET SEQ.), as amended, and any successor statute.

                 "BENEFIT PLAN" means a "defined benefit plan" (as defined in Section 3(35) of ERISA) for which Borrower, any Subsidiary of Borrower, or any ERISA Affiliate has been an "employer" (as defined in Section 3(5) of ERISA) within the past six years.

                 "BORROWER" has the meaning set forth in the preamble to this Agreement.

                 "BORROWER'S BOOKS" means all of Borrower's books and records including: ledgers; records indicating, summarizing, or evidencing Borrower's properties or assets (including the Collateral) or liabilities; all information relating to Borrower's business operations or financial condition; and all computer programs, disk or tape files, printouts, runs, or other computer prepared information.

                 "BORROWING" means a borrowing hereunder consisting of Advances made on the same day by the Lenders, or by Administrative Agent in the case of an Administrative Agent Loan or an Administrative Agent Advance.

                 "BORROWING BASE" has the meaning set forth in SECTION 2.1(a).

                 "BUSINESS DAY" means (a) any day that is not a Saturday, Sunday, or a day on which banks in Los Angeles, California, are required or permitted to be closed, and (b) with respect to all notices, determinations, fundings and payments in connection with the LIBOR Rate or LIBOR Rate Loans, any day that is a Business Day pursuant to clause (a) above and that is also a day on which trading in Dollars is carried on by and between banks in the London interbank market.

                 "BUSINESS PLAN" means Borrower's and its Subsidiaries' business plans attached hereto as EXHIBIT B-1, together with any amendment, modification, or revision to such business plan approved by Administrative Agent.

                 "CHANGE OF CONTROL" shall be deemed to have occurred at such time as a "person" or "group" (within the meaning of Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) becomes the "beneficial owner" (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of more than 25% of the total voting power of all classes of stock then outstanding of Borrower entitled to vote in the election of directors.

                 "CLOSING DATE" means the date of the first to occur of the making of the initial Advance or the issuance of the initial Letter of Credit.

                 "CODE" means the California Uniform Commercial Code.

                 "COLLATERAL" means each of the following:

                 (a)   the Accounts,

                 (b)   Borrower's Books,

                 (c)   the Equipment,

                 (d)   the General Intangibles,

                 (e)   the Inventory,

                 (f)   the Investment Property,

                 (g)   the Negotiable Collateral,

                 (h)   [intentionally deleted]

                 (i) any money, or other assets of Borrower that now or hereafter come into the possession, custody, or control of the Lender Group, and

                 (j) the proceeds and products, whether tangible or intangible, of any of the foregoing, including proceeds of insurance covering any or all of the Collateral, and any and all Accounts, Borrower's Books, Equipment, General Intangibles, Inventory, Investment Property, Negotiable Collateral, Real Property, money, deposit accounts, or other tangible or intangible property resulting from the sale, exchange, collection, or other disposition of any of the foregoing, or any portion thereof or interest therein, and the proceeds thereof.

                 "COLLATERAL ACCESS AGREEMENT" means a landlord waiver, mortgagee waiver, bailee letter, or acknowledgment agreement of any warehouseman, processor, lessor, consignee, or other Person in possession of, having a Lien upon, or having rights or interests in the Equipment or Inventory, in each case, in form and substance satisfactory to Administrative Agent.

                 "COLLECTIONS" means all cash, checks, notes, instruments, and other items of payment (including, insurance proceeds, proceeds of cash sales, rental proceeds, and tax refunds).

                 "COMMITMENT" means, at any time with respect to a Lender, the principal amount set forth beside such Lender's name under the heading "Commitment" on SCHEDULE C-1 or on the signature page of the Assignment and Acceptance pursuant to which such Lender became a Lender hereunder in accordance with the provisions of SECTION 15.1, as such Commitment may be adjusted from time to time in accordance with the provisions of SECTION 15.1 and "Commitments" means, collectively, the aggregate amount of the commitments of all of the Lenders which shall at all times total the Maximum Amount.

                 "COMPLIANCE CERTIFICATE" means a certificate substantially in the form of EXHIBIT C-1 and delivered by the chief accounting officer of Borrower to Administrative Agent.

                 "DAILY BALANCE" means, with respect to each day during the term of this Agreement, the amount of an Obligation owed at the end of such day.

                 "DEFAULT" means an event, condition, or default that, with the giving of notice, the passage of time, or both, would be an Event of Default.

                 "DEFAULTING LENDER" has the meaning set forth in SECTION 2.1
(f)(ii).

                 "DEFAULTING LENDERS RATE" means the Reference Rate for the first three days from and after the date the relevant payment is due and thereafter at the interest rate then applicable to Advances.

                 "DESIGNATED ACCOUNT" means account number 4296905763 of Borrower maintained with Borrower's Designated Account Bank, or such other deposit account of Borrower (located within the United States) which has been designated, in writing and from time to time, by Borrower to Administrative Agent.

                 "DESIGNATED ACCOUNT BANK" means Wells Fargo, whose office is located at 121 Park Center Plaza, San Jose, California.

                 "DISBURSEMENT LETTER" means an instructional letter executed and delivered by Borrower to Administrative Agent regarding the extensions of credit to be made on the Closing Date, the form and substance of which shall be satisfactory to Administrative Agent.

                 "DOLLARS OR $" means United States dollars.

                 "EARLY TERMINATION PREMIUM" has the meaning set forth in
SECTION 3.6.

                 "ELIGIBLE INVENTORY" means Inventory consisting of first quality finished goods held for sale in the ordinary course of Borrower's business (less reserves for mark downs and shrinkage) that are located at or in-transit between Borrower's premises identified on SCHEDULE E-1, that strictly comply with each and all of the representations and warranties respecting Inventory made by Borrower to the Lender Group in the Loan Documents, and that are and at all times continue to be reasonably acceptable to the Administrative Agent in all respects; PROVIDED, HOWEVER, that standards of eligibility may be fixed and revised from time to time by the Administrative Agent in the Administrative Agent's reasonable credit judgment. An item of Inventory shall not be included in Eligible Inventory if:

                 (a) it is not owned solely by Borrower or Borrower does not have good, valid, and marketable title thereto;

                 (b) it is not located at one of the locations set forth on SCHEDULE E-1;

                 (c) it is not located on property owned or leased by Borrower or in a contract warehouse, subject to a Collateral Access Agreement executed by the warehouseman, and segregated or otherwise separately identifiable from goods of others, if any, stored on the premises;

                 (d) it is not subject to a valid and perfected first priority security interest in favor of the Lender Group;

                 (e) it consists of goods (other than goods returned and restocked in ordinary course of Borrower's business) returned or rejected by Borrower's customers or goods in transit; and

                 (f) it is obsolete or slow moving, a restrictive or custom item, raw materials, work-in-process, marked out of stock or return to vendor, designated as a component that is not part of finished goods, or constitutes spare parts, packaging and shipping materials, supplies used or consumed in Borrower's business, Inventory subject to a Lien in favor of any third Person, bill and hold goods, defective goods, "seconds," or Inventory acquired on consignment.

                 "ELIGIBLE TRANSFEREE" means (a) a commercial bank organized under the laws of the United States, or any state thereof, and having total assets in excess of $5,000,000,000, or the asset based lending Affiliate of such bank, (b) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development or a political subdivision of any such country, and having total assets in excess of $5,000,000,000, or the asset based lending Affiliate of such bank; provided that such bank is acting through a branch or agency located in the United States, (c) a finance company, insurance or other financial institution, or fund that is engaged in making, purchasing, or otherwise investing in commercial loans in the ordinary course of its business and having total assets in excess of $500,000,000, (d) any Affiliate (other than individuals) of an existing Lender, and (e) any other Person approved by Administrative Agent and Borrower.

                 "EQUIPMENT" means all of Borrower's present and hereafter acquired machinery, machine tools, motors, equipment, furniture, furnishings, fixtures, vehicles (including motor vehicles and trailers), tools, parts, goods (other than consumer goods, farm products, or Inventory), wherever located, including any interest of Borrower in any of the foregoing, and all attachments, accessories, accessions, replacements, substitutions, additions, and improvements to any of the foregoing.

                 "ERISA" means the Employee Retirement Income Security Act of 1974, 29 U.S.C. Sections 1000 ET SEQ., amendments thereto, successor statutes, and regulations or guidance promulgated thereunder.

                 "ERISA AFFILIATE" means (a) any corporation subject to ERISA whose employees are treated as employed by the same employer as the employees of Borrower under IRC Section 414(b), (b) any trade or business subject to ERISA whose employees are treated as employed by the same employer as the employees of Borrower under IRC Section 414(c), (c) solely for purposes of Section 302 of ERISA and Section 412 of the IRC, any organization subject to ERISA that is a member of an affiliated service group of which Borrower is a member under IRC
Section 414(m), or (d) solely for purposes of Section 302 of ERISA and
Section 412 of the IRC, any party subject to ERISA that is a party to an arrangement with Borrower and whose employees are aggregated with the employees of Borrower under IRC Section 414(o).

                 "EURODOLLAR RATE" means, with respect to the Interest Period for a Eurodollar Rate Loan, the interest rate per annum (rounded upwards, if necessary, to the next whole multiple of 1/16 of 1% per annum) at which United States dollar deposits are offered to Wells Fargo (or its Affiliates) by major banks in the London interbank market (or other Eurodollar Rate market selected by Administrative Agent) on or about 11:00 a.m. (California time) two Business Days prior to the commencement of such Interest Period in amounts comparable to the amount of the Eurodollar Rate Loans requested by and available to Borrower in accordance with this Agreement and for a period of three months from the date of such offer.

                 "EURODOLLAR RATE LOANS" means any Advance (or any portion thereof) made or outstanding hereunder during any period when interest on such Advance (or portion thereof) is payable based on the Adjusted Eurodollar Rate.

                 "EVENT OF DEFAULT" has the meaning set forth in SECTION 8.

                 "FEIN" means Federal Employer Identification Number.

                 "FOOTHILL" means has the meaning set forth in the first paragraph of this Agreement.

                 "FUNDING DATE" means the date on which a Borrowing occurs.

                 "GAAP" means generally accepted accounting principles as in effect from time to time in the United States, consistently applied.

                 "GENERAL INTANGIBLES" means all of Borrower's present and future general intangibles and other personal property (including contract rights, rights arising under common law, statutes, or regulations, choses or things in action, goodwill, patents, trade names, trademarks, servicemarks, copyrights, blueprints, drawings, purchase orders, customer lists, monies due or recoverable from pension funds, route lists, rights to payment and other rights under any royalty or licensing agreements, infringement claims, computer programs, information contained on computer disks or tapes, literature, reports, catalogs, deposit accounts, insurance premium rebates, tax refunds, and tax refund claims), other than goods, Accounts, and Negotiable Collateral.

                 "GOVERNING DOCUMENTS" means the certificate or articles of incorporation, by-laws, or other organizational or governing documents of any Person.

                 "GOVERNMENTAL AUTHORITY" means any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

                 "GUARANTOR" means NW Capital Management, Inc., a California corporation.

                 "GUARANTOR SECURITY AGREEMENTS" means that certain Security Agreement and that certain Intellectual Property Security Agreement, each, of even date herewith, between Guarantor and Administrative Agent.

                 "GUARANTY" means that certain Continuing Guaranty, of even date herewith, by Guarantor in favor of Administrative Agent and the Lenders.

                 "HAZARDOUS MATERIALS" means (a) substances that are defined or listed in, or otherwise classified pursuant to, any applicable laws or regulations as "hazardous substances," "hazardous materials," "hazardous wastes," "toxic substances," or any other formulation intended to define, list, or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, or "EP toxicity", (b) oil, petroleum, or petroleum derived substances, natural gas, natural gas liquids, synthetic gas, drilling fluids, produced waters, and other wastes associated with the exploration, development, or production of crude oil, natural gas, or geothermal resources,

(c) any flammable substances or explosives or any radioactive materials, and
(d) asbestos in any form or electrical equipment that contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of 50 parts per million; PROVIDED, HOWEVER, that Hazardous Materials shall not include cleaning and office supplies used by Borrower in the ordinary course of its business and in compliance with applicable law.

                 "INDEBTEDNESS" means: (a) all obligations of Borrower for borrowed money, (b) all obligations of Borrower evidenced by bonds, debentures, notes, or other similar instruments and all reimbursement or other obligations of Borrower in respect of letters of credit, bankers acceptances, interest rate swaps, or other financial products, (c) all obligations of Borrower under capital leases, (d) all obligations or liabilities of others secured by a Lien on any property or asset of Borrower, irrespective of whether such obligation or liability is assumed, and (e) any obligation of Borrower guaranteeing or intended to guarantee (whether guaranteed, endorsed, co-made, discounted, or sold with recourse to Borrower) any indebtedness, lease, dividend, letter of credit, or other obligation of any other Person; PROVIDED, HOWEVER, that Indebtedness shall not include ordinary trade debt payable by Borrower within 60 days of its due date.

                 "INSOLVENCY PROCEEDING" means any proceeding commenced by or against any Person under any provision of the Bankruptcy Code or under any other bankruptcy or insolvency law, assignments for the benefit of creditors, formal or informal moratoria, compositions, extensions generally with creditors, or proceedings seeking reorganization, arrangement, or other similar relief.

                 "INTANGIBLE ASSETS" means, with respect to any Person, that portion of the book value of all of such Person's assets that would be treated as intangibles under GAAP.

                 "INTELLECTUAL PROPERTY SECURITY AGREEMENT" means that certain Intellectual Property Security Agreement, of even date herewith, between Borrower and Administrative Agent.

                 "INTEREST PERIOD" means, for any Eurodollar Rate Loan, the period commencing on the Business Day such Eurodollar Rate Loan is disbursed or continued, or on the Business Day on which a Reference Rate Loan is converted to such Eurodollar Rate Loan, and ending on the date that is one, two or three months thereafter, as selected by Borrower and notified to Administrative Agent as provided in SECTIONS 2.12(a) AND (b).

                 "INVENTORY" means all present and future inventory in which Borrower has any interest, including goods held for sale or lease or to be furnished under a contract of service and all of Borrower's present and future raw materials, work in process, finished goods, and packing and shipping materials, wherever located.

                 "INVESTMENT PROPERTY" means all of Borrower's presently existing and hereafter acquired or arising investment property (as that term is defined in Section 9115 of the Code).

                 "IRC" means the Internal Revenue Code of 1986, as amended, and the regulations thereunder.

                 "L/C" has the meaning set forth in SECTION 2.2(a).

                 "L/C GUARANTY" has the meaning set forth in SECTION 2.2(a).

                 "LENDER" and "LENDERS" have the respective meanings set forth in the preamble to this Agreement, and shall include any other Person made a party to this Agreement in accordance with the provisions of SECTION 15.1.

                 "LENDER GROUP" means, individually and collectively, each of the individual Lenders and Administrative Agent.

                 "LENDER GROUP EXPENSES" means all: costs or expenses (including taxes, and insurance premiums) required to be paid by Borrower under any of the Loan Documents that are paid or incurred by the Lender Group under the terms of the Loan Documents; fees or charges paid or incurred by the Lender Group in connection with the Lender Group's transactions with Borrower, including, fees or charges for photocopying, notarization, couriers and messengers, telecommunication, public record searches (including tax lien, litigation, and UCC searches and including searches with the patent and trademark office, the copyright office, or the department of motor vehicles), filing, recording, publication, appraisal (including periodic Collateral appraisals), costs and expenses incurred by Administrative Agent in the disbursement of funds to Borrower (by wire transfer or otherwise); charges paid or incurred by Administrative Agent resulting from the dishonor of checks; costs and expenses paid or incurred by Administrative Agent to correct any default or enforce any provision of the Loan Documents, or in gaining possession of, maintaining, handling, preserving, storing, shipping, selling, preparing for sale, or advertising to sell the Collateral, or any portion thereof, irrespective of whether a sale is consummated; costs and expenses paid or incurred by the Lender Group in examining Borrower's Books; costs and expenses of third party claims or any other suit paid or incurred by the Lender Group in enforcing or defending the Loan Documents or in connection with the transactions contemplated by the Loan Documents or the Lender Group's relationship with Borrower or any guarantor; and the Lender Group's reasonable attorneys fees and expenses incurred in advising, structuring, drafting, reviewing, administering, amending, terminating, enforcing, defending, or concerning the Loan Documents (including attorneys fees and expenses incurred in connection with a "workout," a "restructuring," or an Insolvency Proceeding concerning Borrower or any guarantor of the Obligtions), irrespective of whether suit is brought.

                 "LETTER OF CREDIT" means an L/C or an L/C Guaranty, as the context requires.

                 "LIEN" means any interest in property securing an obligation owed to, or a claim by, any Person other than the owner of the property, whether such interest shall be based on the common law, statute, or contract, whether such interest shall be recorded or perfected, and whether such interest shall be contingent upon the occurrence of some future event or events or the existence of some future circumstance or circumstances, including the lien or security interest arising from a mortgage, deed of trust, encumbrance, pledge, hypothecation, assignment, deposit arrangement, security agreement, adverse claim or charge, conditional sale or trust receipt, or from a lease, consignment, or bailment for security purposes and also including reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases, and other title exceptions and encumbrances affecting Real Property.

                 "LOAN ACCOUNT" has the meaning set forth in SECTION 2.11.

                 "LOAN DOCUMENTS" means this Agreement, the Disbursement
Letter, the Letters of Credit, the Restricted Account Agreements, the Intellectual Property Security Agreement, the Guaranty, the Guaranty Security Agreements, any note or notes executed by Borrower and payable to the Lender Group, and any other agreement entered into, now or in the future, in connection with this Agreement.

                 "MATERIAL ADVERSE CHANGE" means (a) a material adverse change in the business, prospects, operations, results of operations, assets, liabilities or condition (financial or otherwise) of Borrower, (b) the material impairment of Borrower's ability to perform its obligations under the Loan Documents to which it is a party or of the Lender Group to enforce the Obligations or realize upon the Collateral, (c) a material adverse effect on the value of the Collateral or the amount that the Lender Group would be likely to receive (after giving consideration to delays in payment and costs of enforcement) in the liquidation of such Collateral, or (d) a material impairment of the priority of the Lender Group's Liens with respect to the Collateral.

                 "MAXIMUM AMOUNT" means $30,000,000.

                 "MULTIEMPLOYER PLAN" means a "multiemployer plan" (as defined in Section 4001(a)(3) of ERISA) to which Borrower, any of its Subsidiaries, or any ERISA Affiliate has contributed, or was obligated to contribute, within the past six years.

                 "NEGOTIABLE COLLATERAL" means all of Borrower's present and future letters of credit, notes, drafts, instruments, securities (including the shares of stock of Subsidiaries of Borrower), documents, personal property leases (wherein Borrower is the lessor), and chattel paper except for a certificate of deposit in the amount of $450,000 payable to Ken Norton.

                 "NET RETAIL LIQUIDATION PERCENTAGE" means the percentage of book value estimated to be recoverable in an orderly liquidation of the Inventory, such percentage to be determined by a qualified auctioneering or appraisal company selected by Administrative Agent.

                 "OBLIGATIONS" means all loans, Advances, debts, principal, interest (including any interest that, but for the provisions of the Bankruptcy Code, would have accrued), contingent reimbursement obligations under any outstanding Letters of Credit, premiums (including Early Termination Premiums), liabilities (including all amounts charged to Borrower's Loan Account pursuant hereto), obligations, fees, charges, costs, or Lender Group Expenses (including any fees or expenses that, but for the provisions of the Bankruptcy Code, would have accrued), guaranties, covenants, and duties owing by Borrower to the Lender Group of any kind and description (whether pursuant to or evidenced by the Loan Documents or pursuant to any other agreement between the Lender Group and Borrower, and irrespective of whether for the payment of money), whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and further including all interest not paid when due and all Lender Group Expenses that Borrower is required to pay or reimburse by the Loan Documents, by law, or otherwise.

                 "ORIGINATING LENDER" has the meaning set forth in
SECTION 15.1(e).

                 "OVERADVANCE" has the meaning set forth in SECTION 2.6.

                 "PARTICIPANT" has the meaning set forth in SECTION 15.1(c).

                 "PBGC" means the Pension Benefit Guaranty Corporation as defined in Title IV of ERISA, or any successor thereto.

                 "PERMITTED LIENS" means (a) Liens held by the Lender Group,
(b) Liens for unpaid taxes that either (i) are not yet due and payable or
(ii) are the subject of Permitted Protests, (c) Liens set forth on SCHEDULE P-1,
(d) the interests of lessors under operating leases and purchase money security interests and Liens of lessors under capital leases to the extent that the acquisition or lease of the underlying asset is permitted under SECTION 7.21 and so long as the Lien only attaches to the asset purchased or acquired and only secures the purchase price of the asset, (e) Liens arising by operation of law in favor of warehousemen, landlords, carriers, mechanics, materialmen, laborers, or suppliers, incurred in the ordinary course of business of Borrower and not in connection with the borrowing of money, and which Liens either (i) are for sums not yet due and payable, or (ii) are the subject of Permitted Protests,
(f) Liens arising from deposits made in connection with obtaining worker's compensation or other unemployment insurance, (g) Liens or deposits to secure performance of bids, tenders, or leases (to the extent permitted under this Agreement), incurred in the ordinary course of business of Borrower and not in connection with the borrowing of money, (h) Liens arising by reason of security for surety or appeal bonds in the ordinary course of business of Borrower,
(i) Liens of or resulting from any judgment or award that would not cause a Material Adverse Change and as to which the time for the appeal or petition for rehearing of which has not yet expired, or in respect of which Borrower is in good faith prosecuting an appeal or proceeding for a review, and in respect of which a stay of execution pending such appeal or proceeding for review has been secured, (j) [intentionally deleted], and
(k) with respect to any Real Property, easements, rights of way, zoning and similar covenants and restrictions, and similar encumbrances that customarily exist on properties of Persons engaged in similar activities and similarly situated and that in any event do not materially interfere with or impair the use or operation of the Collateral by Borrower or the value of the Lender Group's Lien thereon or therein, or materially interfere with the ordinary conduct of the business of Borrower.

                 "PERMITTED PROTEST" means the right of Borrower to protest any Lien (other than any such Lien that secures the Obligations), tax (other than payroll taxes or taxes that are the subject of a United States federal tax lien), or rental payment, provided that (a) a reserve with respect to such obligation is established on the books of Borrower in an amount that is reasonably satisfactory to Administrative Agent, (b) any such protest is instituted and diligently prosecuted by Borrower in good faith, and
(c) Administrative Agent is satisfied that, while any such protest is pending, there will be no impairment of the enforceability, validity, or priority of any of the Liens of the Lender Group in and to the Collateral.

                 "PERSON" means and includes natural persons, corporations, limited liability companies, limited partnerships, general partnerships, limited liability partnerships, joint ventures, trusts, land trusts, business trusts, or other organizations, irrespective of whether they are legal entities, and governments and agencies and political subdivisions thereof.

                 "PLAN" means any employee benefit plan, program, or arrangement maintained or contributed to by Borrower or with respect to which it may incur liability.

                 "PRO-RATA SHARE" means, with respect to a Lender, a fraction (expressed as a percentage), the numerator of which is the amount of such Lender's Commitment and the denominator of which is the aggregate amount of the Commitments.

                 "REAL PROPERTY" means any estates or interests in real property now owned or hereafter acquired by Borrower.

                 "REFERENCE RATE" means the variable rate of interest, per annum, most recently announced by Wells Fargo, or any successor thereto, as its "base rate," irrespective of whether such announced rate is the best rate available from such financial institution.

                 "REFERENCE RATE LOAN" means any Advance (or portion thereof) made or outstanding hereunder during any period when interest on such Advance (or portion thereof) is payable based on the Reference Rate.

                 "RENEWAL DATE" has the meaning set forth in SECTION 3.4.

                 "REPORTABLE EVENT" means any of the events described in
Section 4043(c) of ERISA or the regulations thereunder other than a Reportable Event as to which the provision of 30 days notice to the PBGC is waived under applicable regulations.

                 "REQUIRED LENDERS" means, at any time, Administrative Agent together with such other Lenders whose Pro Rata Shares together with Administrative Agent aggregate 50.1% or more of the Commitments.

                 "REQUIREMENT OF LAW" means, as to any Person: (a) (i) all statutes and regulations and (ii) court orders and injunctions, arbitrators' decisions, and/or similar rulings, in each instance by any Governmental Authority or arbitrator applicable to or binding upon such Person or any of such Person's property or to which such Person or any of such Person's property is subject; and (b) that Person's organizational documents, by-laws and/or other instruments which deal with corporate or similar governance, as applicable.

                 "RESERVE PERCENTAGE" for any Interest Period means, as of the date of determination thereof, the maximum percentage (rounded upward, if necessary to the nearest 1/100th of 1%), as determined by Administrative Agent (or its Affiliates) in accordance with its (or their) usual procedures (which determination shall be conclusive in the absence of manifest error), that is in effect on such date as prescribed by the Board of Governors of the Federal Reserve System for determining the reserve requirements (including supplemental, marginal, and emergency reserve requirements) with respect to eurocurrency fundings (currently referred to as "eurocurrency liabilities") by Administrative Agent having a term equal to such Interest Period.

                 "RESTRICTED ACCOUNT" shall mean a depositary account established pursuant to one of the Restricted Account Agreements.

                 "RESTRICTED ACCOUNT AGREEMENTS" means those certain Depository Account Agreements, in form and substance satisfactory to Administrative Agent, each of which is among Borrower, Administrative Agent, and one of the Restricted Account Banks.

                 "RESTRICTED ACCOUNT BANKS" means Wells Fargo and such other banks as may be agreed to by Administrative Agent and Borrower from time to time.

                 "RETIREE HEALTH PLAN" means an "employee welfare benefit plan" within the meaning of Section 3(1) of ERISA that provides benefits to individuals after termination of their employment, other than as required by
Section 601 of ERISA.

                 "REVOLVING FACILITY USAGE" means, as of any date of determination, the aggregate amount of Advances and undrawn or unreimbursed Letters of Credit outstanding.

                 "SETTLEMENT" has the meaning set forth in SECTION 2.1(i)(i).

                 "SETTLEMENT DATE" has the meaning set forth in
SECTION 2.1(i)(i).

                 "SOLVENT" means, with respect to any Person on a particular date, that on such date (a) at fair valuations, all of the properties and assets of such Person are greater than the sum of the debts, including contingent liabilities, of such Person, (b) the present fair salable value of the properties and assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person is able to realize upon its properties and assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (d) such Person does not intend to, and does not believe that it will, incur debts beyond such Person's ability to pay as such debts mature, and
(e) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person's properties and assets would constitute unreasonably small capital after giving due consideration to the prevailing practices in the industry in which such Person is engaged. In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount that, in light of all the facts and circumstances existing at such time, represents the amount that reasonably can be expected to become an actual or matured liability.

                 "SUBSIDIARY" of a Person means a corporation, partnership, limited liability company, or other entity in which that Person directly or indirectly owns or controls the shares of stock or other ownership interests having ordinary voting power to elect a majority of the board of directors (or appoint other comparable managers) of such corporation, partnership, limited liability company, or other entity.

                 "TANGIBLE NET WORTH" means, as of any date of determination, the difference of (a) Borrower's total stockholder's equity, MINUS (b) the sum of: (i) all Intangible Assets of Borrower, (ii) all of Borrower's prepaid expenses, and (iii) all amounts due to Borrower from Affiliates.

                 "VALUE" means, with respect to Inventory, the lower of cost or market value, on a basis consistent with Borrower's historical accounting practices.

                 "VOIDABLE TRANSFER" has the meaning set forth in SECTION 15.8.

                 "WELLS FARGO" has the meaning set forth in the first paragraph of this Agreement.

                 "YEAR 2000 COMPLIANT" means, with regard to any Person, that substantially all software in goods produced or sold by, or utilized by and material to the business operations or financial condition of, such entity are able to interpret and manipulate data on and involving all calendar dates correctly and without causing any abnormal ending scenario, including in relation to dates in and after the year 2000.

          1.2 ACCOUNTING TERMS. All accounting terms not specifically defined herein shall be construed in accordance with GAAP. When used herein, the term "financial statements" shall include the notes and schedules thereto. Whenever the term "Borrower" is used in respect of a financial covenant or a related definition, it shall be understood to mean Borrower on a consolidated basis unless the context clearly requires otherwise.

          1.3 CODE. Any terms used in this Agreement that are defined in the Code shall be construed and defined as set forth in the Code unless otherwise defined herein.

          1.4 CONSTRUCTION. Unless the context of this Agreement clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the term "including" is not limiting, and the term "or" has, except where otherwise indicated, the inclusive meaning represented by the phrase "and/or." The words "hereof," "herein," "hereby," "hereunder," and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. An Event of Default shall "continue" or be "continuing" until such Event of Default has been waived in writing by the requisite members of the Lender Group. Section, subsection, clause, schedule, and exhibit references are to this Agreement unless otherwise specified. Any reference in this Agreement or in the Loan Documents to this Agreement or any of the Loan Documents shall, as permitted by this Agreement, include all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, and supplements, thereto and thereof, as applicable.

          1.5 SCHEDULES AND EXHIBITS. All of the schedules and exhibits attached to this Agreement shall be deemed incorporated herein by reference.

     20   LOAN AND TERMS OF PAYMENT.

          2.1    REVOLVING ADVANCES.

                 (a) Subject to the terms and conditions of this Agreement, each Lender agrees to make advances ("Advances") to Borrower in an amount at any one time outstanding not to exceed such Lender's Pro Rata Share of an amount equal to the lesser of (i) the Maximum Amount LESS the outstanding balance of all undrawn or unreimbursed Letters of Credit, or (ii) the Borrowing Base LESS the outstanding balance of all undrawn or unreimbursed Letters of Credit. For purposes of this Agreement, "Borrowing Base", as of any date of determination, shall mean the result of:

                       (y) THE LESSER OF (1) 60% TIMES the Value of Eligible Inventory, and (2) 80% TIMES the Net Retail Liquidating Percentage TIMES the Value of Eligible Inventory, LESS
                       (z) the Availability Reserve PLUS the aggregate amount of reserves, if any, established by Administrative Agent under SECTIONS 2.1(b), 6.15 AND 10.

                 (b) Anything to the contrary in this SECTION 2.1 notwithstanding, Administrative Agent may (i) reduce the advance rates based upon Eligible Inventory without declaring an Event of Default if it determines that there has occurred a Material Adverse Change; and (ii) establish reserves against the Borrowing Base in such amounts as Administrative Agent in its reasonable judgment (from the perspective of an asset-based lender) shall deem necessary or appropriate, including reserves on account of (y) sums that Borrower is required to pay (such as taxes, assessments, insurance premiums, or, in the case of leased assets, rents or other amounts payable under such leases) and has failed to pay under any section of this Agreement or any other Loan Document and (z) without duplication of the foregoing, amounts owing by Borrower to any Person to the extent secured by a Lien on, or trust over, any of the Collateral, which Lien or trust, in the reasonable determination of Administrative Agent (from the perspective of an asset-based lender), would be likely to have a priority superior to the Liens of Administrative Agent (such as landlord liens, ad valorem taxes, or sales taxes where given priority under applicable law) in and to such item of the Collateral.

                 (c) Amounts borrowed pursuant to this SECTION 2.1 may be repaid and, subject to the terms and conditions of this Agreement, reborrowed at any time during the term of this Agreement. Notwithstanding anything to the contrary in this Agreement, Borrower agrees that it shall not have any Advances (other than undrawn Letters of Credit issued hereunder) outstanding for 30 consecutive days between January 1st and February 15th of each year during the term of this Agreement.

                 (d) PROCEDURE FOR BORROWING. Each Borrowing shall be made upon Borrower's irrevocable request therefor delivered to Administrative Agent (which notice must be received by Administrative Agent no later than 10:00 a.m. (California time) on the Funding Date if such advance is for $5,000,000 or less or no later than 10:00 a.m. (California time) on the Business Day immediately preceding the requested Funding Date if such advance is for more than $5,000,000) specifying (i) the amount of the Borrowing; and (ii) the requested Funding Date, which shall be a Business Day.

                 (e) ADMINISTRATIVE AGENT'S ELECTION. Promptly after receipt of a request for a Borrowing pursuant to SECTION 2.1(d) in excess of $5,000,000, the Administrative Agent shall elect, in its discretion, (i) to have the terms of SECTION 2.1(f) apply to such requested Borrowing, or (ii) to make an Administrative Agent Loan pursuant to the terms of SECTION 2.1(g) in the amount of the requested Borrowing. Any requested Borrowing of $5,000,000 or less shall be made as an Administrative Agent Loan pursuant to the terms of SECTION 2.1(g).

                 (f)   MAKING OF ADVANCES.

                       (i) In the event that the Administrative Agent shall elect to have the terms of this SECTION 2.1(f) apply to a requested Borrowing in excess of $5,000,000 as described in SECTION 2.1(e), then promptly after receipt of a request for a Borrowing pursuant to SECTION 2.1(d), the Administrative Agent shall notify the Lenders, not later than 1:00 p.m. (California time) on the Business Day immediately preceding the Funding Date applicable thereto, by telephone and promptly followed by telecopy, or other similar form of transmission, of the requested Borrowing. Each Lender shall make the amount of such Lender's Pro Rata Share of the requested Borrowing available to the Administrative Agent in same day funds, to such account of the Administrative Agent as the Administrative Agent may designate, not later than 12:00 p.m. (California time) on the Funding Date applicable thereto. After the Administrative Agent's receipt of the proceeds of such Advances, upon satisfaction of the applicable conditions precedent set forth in SECTIONS 3.1 and 3.2, the Administrative Agent shall make the proceeds of such Advances available to Borrower on the applicable Funding Date by transferring same day funds equal to the proceeds of such Advances received by the Administrative Agent to the Designated Deposit Account; PROVIDED, HOWEVER, that, subject to the provisions of SECTION 2.1(l), the Administrative Agent shall not request any Lender to make, and no Lender shall have the obligation to make, any Advance if the Administrative Agent shall have received written notice from any Lender, or otherwise has actual knowledge, that (A) one or more of the applicable conditions precedent set forth in SECTIONS 3.1 or 3.2 will not be satisfied on the requested Funding Date for the applicable Borrowing, or (B) the requested Borrowing would exceed the Availability on such Funding Date.

                       (ii) Unless Administrative Agent receives notice from a Lender on or prior to the Closing Date or, with respect to any Borrowing after the Closing Date, at least one Business Day prior to the date of such Borrowing, that such Lender will not make available as and when required hereunder to Administrative Agent for the account of Borrower the amount of that Lender's Pro Rata Share of the Borrowing, Administrative Agent may assume that each Lender has made or will make such amount available to Administrative Agent in immediately available funds on the Funding Date and Administrative Agent may (but shall not be so required), in reliance upon such assumption, make available to Borrower on such date a corresponding amount. If and to the extent any Lender shall not have made its full amount available to Administrative Agent in immediately available funds and Administrative Agent in such circumstances has made available to Borrower such amount, that Lender shall on the Business Day following such Funding Date make such amount available to Administrative Agent, together with interest at the Defaulting Lenders Rate for each day during such period. A notice from Administrative Agent submitted to any Lender with respect to amounts owing under this subsection shall be conclusive, absent manifest error. If such amount is paid to Administrative Agent such payment to Administrative Agent shall constitute such Lender's Advance on the date of Borrowing for all purposes of this Agreement. If such amount is not paid to Administrative Agent on the Business Day following the Funding Date, Administrative Agent will notify Borrower of such failure to fund and, upon demand by Administrative Agent, Borrower shall pay such amount to Administrative Agent for Administrative Agent's account, together with interest thereon for each day elapsed since the date of such Borrowing, at a rate per annum equal to the interest rate applicable at the time to the Advances composing such Borrowing. The failure of any Lender to make any Advance on any Funing Date shall not relieve any other Lender of any obligation hereunder to make an Advance on such Funding Date, but no Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on any Funding Date. Any Lender that fails to make any Advance that it is required to make hereunder on any Funding Date and that has not cured such failure by making such Advance within one Business Day after written demand upon it by Administrative Agent to do so, shall constitute a "Defaulting Lender" for purposes of this Agreement until such Advance is made.

                       (iii) Administrative Agent shall not be obligated to transfer to a Defaulting Lender any payments made by Borrower to Administrative Agent for the Defaulting Lender's benefit; nor shall a Defaulting Lender be entitled to the sharing of any payments hereunder. Amounts payable to a Defaulting Lender shall instead be paid to or retained by Administrative Agent. Administrative Agent may hold and, in its discretion, re-lend to Borrower the amount of all such payments received or retained by it for the account of such Defaulting Lender. Solely for the purposes of voting or consenting to matters with respect to the Loan Documents and determining Pro Rata Shares, such Defaulting Lender shall be deemed not to be a "Lender" and such Defaulting Lender's Commitment shall be deemed to be zero. This section shall remain effective with respect to such Defaulting Lender until (A) the Obligations under this Agreement shall have been declared or shall have become immediately due and payable or (B) the requisite non-Defaulting Lenders, Administrative Agent, and Borrower shall have waived such Defaulting Lender's default in writing. The operation of this section shall not be construed to increase or otherwise affect the Commitment of any non-Defaulting Lender, or relieve or excuse the performance by Borrower of their duties and obligations hereunder.

                 (g)   MAKING OF ADMINISTRATIVE AGENT LOANS.

                       (i) In the event the Administrative Agent shall elect to have the terms of this SECTION 2.1(g) apply to a requested Borrowing in excess of $5,000,000 as described in SECTION 2.1(e) or in the event of any requested Borrowing of $5,000,000 or less, Administrative Agent shall make an Advance in the amount of such Borrowing (any such Advance made solely by Administrative Agent pursuant to this SECTION 2.1(g) being referred to as an "Administrative Agent Loan" and such Advances being referred to collectively as "Administrative Agent Loans") available to Borrower on the Funding Date applicable thereto by transferring same day funds to Borrower's Designated Deposit Account. Each Administrative Agent Loan is an Advance hereunder and shall be subject to all the terms and conditions applicable to other Advances, except that all payments thereon shall be payable to Administrative Agent solely for its own account (and for the account of the holder of any participation interest with respect to such Advance). Subject to the provisions of
SECTION 2.1(l), the Administrative Agent shall not make any Administrative Agent Loan if the Administrative Agent shall have received written notice from any Lender, or otherwise has actual knowledge, that (i) one or more of the applicable conditions precedent set forth in SECTIONS 3.1 or 3.2 will not be satisfied on the requested Funding Date for the applicable Borrowing, or (ii) the requested Borrowing would exceed the Availability on such Funding Date. Administrative Agent shall not otherwise be required to determine whether the applicable conditions precedent set forth in SECTIONS 3.1 or 3.2 have been satisfied on the Funding Date applicable thereto prior to making, in its sole discretion, any Administrative Agent Loan.

                       (ii) The Administrative Agent Loans shall be secured by the Collateral and shall constitute Advances and Obligations hereunder, and shall bear interest at the rate applicable from time to time to Obligations pursuant to SECTION 2.7.

                 (h)   ADMINISTRATIVE AGENT ADVANCES.

                       (i) Administrative Agent hereby is authorized by Borrower and the Lenders, from time to time in Administrative Agent's sole discretion, (1) after the occurrence of a Default or an Event of Default (but without constituting a waiver of such Default or Event of Default), or (2) at any time that any of the other applicable conditions precedent set forth in
SECTION 3.1 or 3.2 have not been satisfied, to make Advances to Borrower on behalf of the Lenders which Administrative Agent, in its reasonable business judgment, deems necessary or desirable (A) to preserve or protect the Collateral, or any portion thereof, (B) to enhance the likelihood of, or maximize the amount of, repayment of the Obligations, or (C) to pay any other amount chargeable to Borrower pursuant to the terms of this Agreement, including Lender Group Expenses and the costs, fees, and expenses described in SECTION 10 (any of the Advances described in this SECTION 2.1(h) being hereinafter referred to as "Administrative Agent Advances"); PROVIDED, that Administrative Agent shall not make any Administrative Agent Advances to Borrower without the consent of the Required Lenders if the amount thereof would exceed $2,000,000 in the aggregate at any one time.

                       (ii) Administrative Agent Advances shall be repayable on demand and secured by the Collateral, shall constitute Advances and Obligations hereunder, and shall bear interest at the rate applicable from time to time to the Obligations pursuant to SECTION 2.7.

                 (i) SETTLEMENT. It is agreed that each Lender's funded portion of the Advances is intended by the Lenders to be equal at all times to such Lender's Pro Rata Share of the outstanding Advances. Such agreement notwithstanding, the Administrative Agent and the Lenders agree (which agreement shall not be for the benefit of or enforceable by Borrower) that in order to facilitate the administration of this Agreement and the other Loan Documents, settlement among them as to the Advances, the Administrative Agent Loans, and the Administrative Agent Advances shall take place on a periodic basis in accordance with the following provisions:

                       (i)     The Administrative Agent shall request
settlement ("Settlement") with the Lenders on a weekly basis, or on a more frequent basis if so determined by the Administrative Agent, (1) for itself, with respect to each Administrative Agent Loan and Administrative Agent Advance, and (2) with respect to Collections received, as to each by notifying the Lenders by telephone and promptly followed by telecopy, or other similar form of transmission, of such requested Settlement, no later than 1:00 p.m. (California time) on the Business Date immediately preceding the date of such requested Settlement (the "Settlement Date"). Such notice of a Settlement Date shall include a summary statement of the amount of outstanding Advances, Administrative Agent Loans, and Administrative Agent Advances for the period since the prior Settlement Date, the amount of repayments received in such period, and the amounts allocated to each Lender of the principal, interest, fees, and other charges for such period. Subject to the terms and conditions contained herein (including SECTION 2.1(i)(ii)): (y) if a Lender's balance of the Advances, Administrative Agent Loans, and Administrative Agent Advances exceeds such Lender's Pro Rata Share of the Advances, Administrative Agent Loans, and Administrative Agent Advances as of a Settlement Date, then Administrative Agent shall by no later than 1:00 p.m (California time) on the Settlement Date transfer in same day funds to the account of such Lender as Lender may designate, an amount such that each such Lender shall, upon receipt of such amount, have as of the Settlement Date, its Pro Rata Share of the Advances, Administrative Agent Loans, and Administrative Agent Advances; and (z) if a Lender's balance of the Advances, Administrative Agent Loans, and Administrative Agent Advances is less than such Lender's Pro Rata Share of the Advances, Administrative Agent Loans, and Administrative Agent Advances as of a Settlement Date, such Lender shall no later than 1:00 p.m. (California time) on the Settlement Date transfer in same day funds to such account of the Administrative Agent as the Administrative Agent may designate, an amount such that each such Lender shall, upon transfer of such amount, have as of the Settlement Date, its Pro Rata Share of the Advances, Administrative Agent Loans, and Administrative Agent Advances. Such amounts made available to the Administrative Agent under clause (z) of the immediately preceding sentence shall be applied against the amounts of the applicable Administrative Agent Loan or Administrative Agent Advance and, together with the portion of such Administrative Agent Loan or Administrative Agent Advance representing Foothill's

Pro Rata Share thereof, shall constitute Advances of such Lenders. If any such amount is not made available to the Administrative Agent by any Lender on the Settlement Date applicable thereto to the extent required by the terms hereof, the Administrative Agent shall be entitled to recover for its account such amount on demand from such Lender together with interest thereon at the Defaulting Lenders Rate.

                       (ii) In determining whether a Lender's balance of the Advances, Administrative Agent Loans, and Administrative Agent Advances is less than, equal to, or greater than such Lender's Pro Rata Share of the Advances, Administrative Agent Loans, and Administrative Agent Advances as of a Settlement Date, Administrative Agent shall, as part of the relevant Settlement, apply to such balance the portion of payments actually received by Administrative Agent with respect to principal, interest, fees payable by Borrower and allocable to the Lenders hereunder, and proceeds of Collateral. To the extent that a net amount is owed to any such Lender after such application, such net amount shall be distributed by Administrative Agent to that Lender as part of such Settlement; PROVIDED, HOWEVER, that the closing fee payable by Borrower under
SECTION 2.12(a) shall be distributed to the Lenders within three Business Days following the Administrative Agent's receipt thereof without regard to the netting of amounts owing to or owed by any Lender as part of a Settlement.

                       (iii) Between Settlement Dates, the Administrative Agent, to the extent no Administrative Agent Advances or Administrative Agent Loans are outstanding, may pay over to Foothill any payments received by the Administrative Agent, which in accordance with the terms of the Agreement would be applied to the reduction of the Advances, for application to Foothill's Pro Rata Share of the Advances. If, as of any Settlement Date, Collections received since the then immediately preceding Settlement Date have been applied to Foothill's Pro Rata Share of the Advances other than to Administrative Agent Loans or Administrative Agent Advances, as provided for in the previous sentence, Foothill shall pay to the Administrative Agent for the accounts of the Lenders, and Administrative Agent shall pay to the Lenders, to be applied to the outstanding Advances of such Lenders, an amount such that each Lender shall, upon receipt of such amount, have, as of such Settlement Date, its Pro Rata Share of the Advances. During the period between Settlement Dates, the Administrative Agent with respect to Administrative Agent Loans and Administrative Agent Advances, and each Lender with respect to the Advances other than Administrative Agent Loans and Administrative Agent Advances, shall be entitled to interest at the applicable rate or rates payable under this Agreement on the daily amount of funds employed by the Administrative Agent or the Lenders, as applicable.

                 (j) NOTATION. The Administrative Agent shall record on its books the principal amount of the Advances owing to each Lender, including the Administrative Agent Loans and Administrative Agent Advances owing to the Administrative Agent, and the interests therein of each Lender, from time to time. In addition, each Lender is authorized, at such Lender's option, to note the date and amount of each payment or prepayment of principal of such Advances in its books and records, including computer records, such books and records constituting rebuttably presumptive evidence, absent manifest error, of the accuracy of the information contained therein.

                 (k) LENDERS' FAILURE TO PERFORM. All Advances (other than Administrative Agent Loans and Administrative Agent Advances) shall be made by the Lenders simultaneously and in accordance with their Pro Rata Shares. It is understood that (i) no Lender shall be responsible for any failure by any other Lender to perform its obligation to make any Advances hereunder, nor shall any Commitment of any Lender be increased or decreased as a result of any failure by any other Lender to perform its obligation to make any Advances hereunder, and
(ii) no failure by any Lender to perform its obligation to make any Advances hereunder shall excuse any other Lender from its obligation to make any Advances hereunder.

                 (l    OVERADVANCES.  Administrative Agent may make voluntary
Overadvances without the written consent of the Required Lenders for amounts charged to the applicable Loan Account for interest, fees or Lender Group Expenses pursuant to SECTION 2.1(h)(i)(2)(C). If the conditions for borrowing under SECTION 3.2(d) cannot be fulfilled, the Administrative Agent may, but is not obligated to, knowingly and intentionally continue to make Advances (including Administrative Agent Loans) to Borrower such failure of condition notwithstanding, so long as, at any time, (i) either (A) the outstanding Revolving Facility Usage would not exceed the Borrowing Base by more than 10% or
(B) (y) the outstanding Revolving Facility Usage would not exceed the Borrowing Base by more than the amount proposed by Administrative Agent and agreed to by the Required Lenders, and (z) such Advances are made pursuant to a plan (proposed by Administrative Agent and agreed to by the Required Lenders) for the elimination of the outstanding Revolving Facility Usage in excess of the Borrowing Base, and (ii) the outstanding Revolving Facility Usage (except for and excluding amounts charged to the applicable Loan Account for interest, fees, or Lender Group Expenses) does not exceed the Maximum Amount. The foregoing provisions are for the sole and exclusive benefit of the Administrative Agent and the Lenders and are not intended to benefit Borrower in any way. The Advances and Administrative Agent Loans, as applicable, that are made pursuant to this SECTION 2.1(l) shall be subject to the same terms and conditions as any other Administrative Agent Advance or Administrative Agent Loan, as applicable, except that the rate of interest applicable thereto shall be the rates set forth in SECTION 2.7(c)(i) without regard to the presence or absence of a Default or Event of Default; PROVIDED, that the Required Lenders may, at any time, revoke Administrative Agent's authorization contained in this SECTION 2.1(l) to make Overadvances (except for and excluding amounts charged to the applicable Loan Account for interest, fees, or Lender Group Expenses), any such revocation to be in writing and to become effective upon Administrative Agent's receipt thereof; PROVIDED FURTHER, HOWEVER, that the making of such Overadvances shall not constitute a waiver of such Event of Default arising therefrom.

                       In the event Administrative Agent obtains actual knowledge that Revolving Facility Usage exceeds the amount permitted by the preceding paragraph, regardless of the amount of or reason for such excess, Administrative Agent shall notify Lenders as soon as practicable (and prior to making any (or any further) intentional

Overadvances (except for and excluding amounts charged to the applicable Loan Account for interest, fees, or Lender Group Expenses) unless Administrative Agent determines that prior notice would result in imminent harm to the Collateral or its value), and Lenders thereupon shall, together with Administrative Agent, jointly determine the terms of arrangements that shall be implemented with Borrower intended to reduce, within a reasonable time, the outstanding principal amount of the Advances to Borrower to an amount permitted by the preceding paragraph. In the event any Lender disagrees over the terms of reduction and/or repayment of any Overadvance, the terms of reduction and/or repayment thereof shall be implemented according to the determination of the Required Lenders.

                       Each Lender shall be obligated to settle with Administrative Agent as provided in SECTION 2.1(i) for the amount of such Lender's Pro Rata Share of any unintentional Overadvances by Administrative Agent reported to such Lender, any intentional Overadvances made as permitted under this SECTION 2.1(l), and any Overadvances resulting from the charging to the applicable Loan Account of interest, fees, or Lender Group Expenses.

                 (m    EFFECT OF BANKRUPTCY.   If a case is commenced by or
against any Borrower under the Bankruptcy Code, or other statute providing for debtor relief, then, without the approval of Required Lenders the Lender Group shall not make additional loans or provide additional financial accommodations under the Loan Documents to such Borrower as debtor or debtor-in-possession, or to any trustee for such Borrower, nor consent to the use of cash collateral (PROVIDED that the applicable Loan Account shall continue to be charged, to the fullest extent permitted by law, for accruing interest, fees, and Lender Group Expenses).

          2.2    LETTERS OF CREDIT.

                 (a    AGREEMENT TO CAUSE ISSUANCE; AMOUNTS; OUTSIDE EXPIRATION
DATE. Subject to the terms and conditions of this Agreement, Administrative Agent agrees to issue letters of credit for the account of Borrower (each, an "L/C") or to issue guarantees of payment (each such guaranty, an "L/C Guaranty") with respect to letters of credit issued by an issuing bank for the account of Borrower. Administrative Agent shall have no obligation to issue a Letter of Credit if any of the following would result:

                       (i      the aggregate amount of all undrawn or
unreimbursed Letters of Credit would exceed the lowest of: (x) the Maximum Amount LESS the amount of outstanding Advances (including any Administrative Agent Advances and Administrative Agent Loans); (y) the Borrowing Base LESS the amount of outstanding Advances (including any Administrative Agent Advances and Administrative Agent Loans); or (z) $5,000,000; or

                       (ii     the outstanding Obligations would exceed the
Maximum Amount.

Borrower expressly understands and agrees that Administrative Agent shall have no obligation to arrange for the issuance by issuing banks of the letters of credit that are to be the subject of L/C Guarantees. Borrower and the Lender Group acknowledge and agree that certain of the letters of credit that are to be the subject of L/C Guarantees may be outstanding on the Closing Date. Each Letter of Credit shall have an expiry date no later than 60 days prior to the date on which this Agreement is scheduled to terminate under SECTION 3.4 (without regard to any potential renewal term) and all such Letters of Credit shall be in form and substance acceptable to Administrative Agent in its sole discretion. If the Lender Group is obligated to advance funds under a Letter of Credit, Borrower immediately shall reimburse such amount to Administrative Agent and, in the absence of such reimbursement, the amount so advanced immediately and automatically shall be deemed to be an Advance hereunder and, thereafter, shall bear interest at the rate then applicable to Advances under SECTION 2.7.

                 (b    INDEMNIFICATION.  Borrower hereby agrees to indemnify,
save, defend, and hold the Lender Group harmless from any loss, cost, expense, or liability, including payments made by the Lender Group, expenses, and reasonable attorneys fees incurred by the Lender Group arising out of or in connection with any Letter of Credit. Borrower agrees to be bound by the issuing bank's regulations and interpretations of any letters of credit guarantied by the Lender Group and opened to or for Borrower's account or by Administrative Agent's interpretations of any Letter of Credit issued by Administrative Agent to or for Borrower's account, even though this interpretation may be different from Borrower's own, and Borrower understands and agrees that the Lender Group shall not be liable for any error, negligence, or mistake, whether of omission or commission, in following Borrower's instructions or those contained in the Letter of Credit or any modifications, amendments, or supplements thereto. Borrower understands that the L/C Guarantees may require the Lender Group to indemnify the issuing bank for certain costs or liabilities arising out of claims by Borrower against such issuing bank. Borrower hereby agrees to indemnify, save, defend, and hold the Lender Group harmless with respect to any loss, cost, expense (including reasonable attorneys fees), or liability incurred by the Lender Group under any L/C Guaranty as a result of the Lender Group's indemnification of any such issuing bank.

                 (c    SUPPORTING MATERIALS.  Borrower hereby authorizes and
directs any bank that issues a letter of credit guaranteed by an L/C Guaranty to deliver to Administrative Agent all instruments, documents, and other writings and property received by the issuing bank pursuant to such letter of credit, and to accept and rely upon Administrative Agent's instructions and agreements with respect to all matters arising in connection with such letter of credit and the related application. Borrower may or may not be the "applicant" or "account party" with respect to such letter of credit.

                 (d    COSTS OF LETTERS OF CREDIT.  Any and all charges,
commissions, fees, and costs incurred by Administrative Agent relating to the letters of credit guaranteed by an L/C Guaranty shall be considered Lender Group Expenses for purposes of this Agreement and immediately shall be reimbursable by Borrower to Administrative Agent.

                 (e    INDEMNIFICATION.  Immediately upon the termination of
this Agreement, Borrower agrees to either (i) provide cash collateral to be held by Administrative Agent in an amount equal to 102% of the maximum amount of the Lender Group's obligations under outstanding Letters of Credit, or (ii) cause to be delivered to Administrative Agent releases of all of the Lender Group's obligations under outstanding Letters of Credit. At Administrative Agent's discretion, any proceeds of Collateral received by Administrative Agent after the occurrence and during the continuation of an Event of Default may be held as the cash collateral required by this SECTION 2.2(e).

                 (f    INCREASED COSTS.  If by reason of (i) any change in any
applicable law, treaty, rule, or regulation or any change in the interpretation or application by any governmental authority of any such applicable law, treaty, rule, or regulation, or (ii) compliance by the issuing bank or the Lender Group with any direction, request, or requirement (irrespective of whether having the force of law) of any governmental authority or monetary authority including, without limitation, Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect (and any successor thereto):

                       (i      any reserve, deposit, or similar requirement is
or shall be imposed or modified in respect of any Letters of Credit issued hereunder, or

                       (ii     there shall be imposed on the issuing bank or
the Lender Group any other condition regarding any letter of credit, or Letter of Credit, as applicable, issued pursuant hereto;

and the result of the foregoing is to increase, directly or indirectly, the cost to the issuing bank or the Lender Group of issuing, making, guaranteeing, or maintaining any letter of credit, or Letter of Credit, as applicable, or to reduce the amount receivable in respect thereof by such issuing bank or the Lender Group, then, and in any such case, Administrative Agent may, at any time within a reasonable period after the additional cost is incurred or the amount received is reduced, notify Borrower, and Borrower shall pay on demand such amounts as the issuing bank or Administrative Agent may specify to be necessary to compensate the issuing bank or Administrative Agent for such additional cost or reduced receipt, together with interest on such amount from the date of such demand until payment in full thereof at the rate set forth in SECTION 2.7(a) OR
(c)(i), as applicable. The determination by the issuing bank or Administrative Agent, as the case may be, of any amount due pursuant to this SECTION 2.2(f), as set forth in a certificate setting forth the calculation thereof in reasonable detail, shall, in the absence of manifest or demonstrable error, be final and conclusive and binding on all of the parties hereto.

                 (g    PARTICIPATIONS.

                       (i      PURCHASE OF PARTICIPATIONS.  Immediately upon
issuance of any Letter of Credit in accordance with this SECTION 2.2, each Lender shall be deemed to have irrevocably and unconditionally purchased and received without recourse or warranty, an undivided interest and participation in the credit support or enhancement provided through the Administrative Agent to such issuer in connection with the issuance of such Letter of Credit, equal to such Lender's Pro Rata Share of the face amount of such Letter of Credit (including, without limitation, all obligations of Borrower with respect thereto, and any security therefor or guaranty pertaining thereto).

                       (ii     DOCUMENTATION.  Upon the request of any Lender,
the Administrative Agent shall furnish to such Lender copies of any Letter of Credit, reimbursement agreements executed in connection therewith, application for any Letter of Credit and credit support or enhancement provided through the Administrative Agent in connection with the issuance of any Letter of Credit, and such other documentation as may reasonably by requested by such Lender.

                       (iii    OBLIGATIONS IRREVOCABLE.  The obligations of
each Lender to make payments to the Administrative Agent with respect to any Letter of Credit or with respect to any credit support or enhancement provided through the Administrative Agent with respect to a Letter of Credit, and the obligations of Borrower to make payments to the Administrative Agent, for the account of the Lenders, shall be irrevocable, not subject to any qualification or exception whatsoever, including, without limitation, any of the following circumstances:

                               (A    any lack of validity or enforceability of
this Agreement or any of the other Loan Documents;

                               (B    the existence of any claim, setoff,
defense, or other right which any Borrower may have at any time against a beneficiary named in a Letter of Credit or any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), any Lender, the Administrative Agent, the issuer of such Letter of Credit, or any other Person, whether in connection with this Agreement, any Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transactions between such Borrower or any other Person and the beneficiary named in any Letter of Credit);

                               (C    any draft, certificate, or any other
document presented under the Letter of Credit proving to be forged, fraudulent, invalid, or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

                               (D    the surrender or impairment of any
security for the performance or observance of any of the terms of any of the Loan Documents; or

                               (E    the occurrence of any Default or Event of
Default.

          2.3    [INTENTIONALLY DELETED].

          2.4    [INTENTIONALLY DELETED].

          2.5    PAYMENTS.

                 (a    PAYMENTS BY BORROWER.

                       (i      All payments to be made by Borrower shall be
made without set-off, recoupment, deduction, or counterclaim, except as otherwise required by law. Except as otherwise expressly provided herein, all payments by Borrower shall be made to Administrative Agent for the account of the Lenders or Administrative Agent, as the case may be, at Administrative Agent's address set forth in SECTION 12, and shall be made in immediately available funds, no later than 11:00 a.m. (California time) on the date specified herein. Any payment received by Administrative Agent later than 11:00 a.m. (California time), at the option of Administrative Agent, shall be deemed to have been received on the following Business Day and any applicable interest or fee shall continue to accrue until such following Business Day.

                       (ii     Whenever any payment is due on a day other than
a Business Day, such payment shall be made on the following Business Day, and such extension of time shall in such case be included in the computation of interest or fees, as the case may be.

                       (iii    Unless Administrative Agent receives notice from
Borrower prior to the date on which any payment is due to the Lenders that Borrower will not make such payment in full as and when required, Administrative Agent may assume that Borrower has made such payment in full to Administrative Agent on such date in immediately available funds and Administrative Agent may (but shall not be so required), in reliance upon such assumption, distribute to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent Borrower has not made such payment in full to Administrative Agent, each Lender shall repay to Administrative Agent on demand such amount distributed to such Lender, together with interest thereon at the Reference Rate for each day from the date such amount is distributed to such Lender until the date repaid.

                 (b    APPORTIONMENT AND APPLICATION OF PAYMENTS.  Except as
otherwise provided with respect to Defaulting Lenders, aggregate principal and interest payments shall be apportioned ratably among the Lenders (according to the unpaid principal balance of the Advances to which such payments relate held by each Lender) and payments of the fees (other than fees designated for Administrative Agent's separate account) shall, as applicable, be apportioned ratably among the Lenders. All payments shall be remitted to Administrative Agent and all such payments not relating to specific Advances, or not constituting payment of specific fees and all proceeds of Collateral received by Administrative Agent, shall be applied, FIRST, to pay any fees or expense reimbursements then due to Administrative Agent from Borrower; SECOND, to pay any fees or expense reimbursements then due to the Lenders from Borrower; THIRD, to pay interest due in respect of all Advances, including Administrative Agent Loans and Administrative Agent Advances; FOURTH, to pay or prepay principal of Administrative Agent Loans and Administrative Agent Advances; FIFTH, ratably to pay principal of the Advances (other than Administrative Agent Loans and Administrative Agent Advances) and unreimbursed obligations in respect of Letters of Credit; and SIXTH, ratably to pay any other Obligations due to Administrative Agent or any Lender by Borrower. Administrative Agent shall promptly distribute to each Lender, pursuant to the applicable wire transfer instructions received from each Lender in writing, such funds as it may be entitled to receive, subject to a Settlement delay as provided for in
SECTION 2.1(i).

          2.6 OVERADVANCES. If, at any time or for any reason, the amount of Obligations owed by Borrower to the Lender Group pursuant to SECTIONS 2.1 AND
2.2 is greater than either the Dollar or percentage limitations set forth in SECTIONS 2.1 OR 2.2 (an "Overadvance"), Borrower immediately shall pay to Administrative Agent, in cash, the amount of such excess to be used by Administrative Agent to reduce the Obligations pursuant to the terms of
SECTION 2.5(b).

          2.7 INTEREST AND LETTER OF CREDIT FEES: RATES, PAYMENTS, AND CALCULATIONS.

                 (a    INTEREST RATE.  Except as provided in SECTION 2.7(c),
below, all Obligations (except for undrawn Letters of Credit) shall bear interest as follows:

                       (i      each Eurodollar Rate Loan shall bear interest at
     a per annum rate of 2.25% above the Adjusted Eurodollar Rate; and

                       (ii     all other Obligations shall bear interest at a
     per annum rate equal to the Reference Rate.

                 (b    LETTER OF CREDIT FEE.  Borrower shall pay Administrative
Agent, for the benefit of the Lender Group, a fee (in addition to the charges, commissions, fees, and costs set forth in SECTION 2.2(d)) equal to 1.25% per annum times the aggregate undrawn amount of all Letters of Credit outstanding as of the end of the day.

                 (c    DEFAULT RATE.  Upon the occurrence and during the
continuation of an Event of Default, (i) all Obligations (except for undrawn Letters of Credit) shall bear interest on the Daily Balance at a per annum rate equal to 4.00 percentage points above the Reference Rate, and (ii) the Letter of Credit fee provided in SECTION 2.7(b) shall be increased to 5.25% per annum times the aggregate undrawn amount of all Letters of Credit outstanding as of the end of each day.

                 (d    MINIMUM INTEREST.  In no event shall the rate of
interest chargeable hereunder for any day be less than 7.0% per annum. To the extent that interest accrued hereunder at the rate set forth herein would be less than the foregoing minimum daily rate, the interest rate chargeable hereunder for such day automatically shall be deemed increased to the minimum rate.

                 (e    PAYMENTS.  Interest and Letter of Credit fees payable
hereunder shall be due and payable, in arrears, on the first day of each month during the term hereof. Borrower hereby authorizes Administrative Agent, at its option, without prior notice to Borrower, to charge such interest and Letter of Credit fees, all Lender Group Expenses (as and when incurred), the charges, commissions, fees, and costs provided for in SECTION 2.2(d) (as and when accrued or incurred), the fees and charges provided for in SECTION 2.12 (as and when accrued or incurred), and all installments or other payments due under any Loan Document to the applicable Loan Account, which amounts thereafter shall accrue interest at the rate then applicable to Advances hereunder. Any interest not paid when due shall be compounded and shall thereafter accrue interest at the rate then applicable to Advances hereunder.

                 (f    COMPUTATION.  The Reference Rate as of the date of this
Agreement is 7.75% per annum. In the event the Reference Rate is changed from time to time hereafter, the applicable rate of interest hereunder automatically and immediately shall be increased or decreased by an amount equal to such change in the Reference Rate. All interest and fees chargeable under the Loan Documents shall be computed on the basis of a 360 day year for the actual number of days elapsed.

                 (g    INTENT TO LIMIT CHARGES TO MAXIMUM LAWFUL RATE.  In no
event shall the interest rate or rates payable under this Agreement, plus any other amounts paid in connection herewith, exceed the highest rate permissible under any law that a court of competent jurisdiction shall, in a final determination, deem applicable. Borrower and the Lender Group, in executing and delivering this Agreement, intend legally to agree upon the rate or rates of interest and manner of payment stated within it; PROVIDED, HOWEVER, that, anything contained herein to the contrary notwithstanding, if said rate or rates of interest or manner of payment exceeds the maximum allowable under applicable law, then, IPSO FACTO as of the date of this Agreement, Borrower is and shall be liable only for the payment of such maximum as allowed by law, and payment received from Borrower in excess of such legal maximum, whenever received, shall be applied to reduce the principal balance of the Obligations to the extent of such excess.

          2.8 COLLECTION OF ACCOUNTS. Borrower shall at all times maintain one or more Restricted Accounts. Borrower, Administrative Agent, and the Restricted Account Banks shall enter into the Restricted Account Agreements, which among other things shall provide for the opening of a Restricted Account for the deposit of Collections at a Restricted Account Bank. Borrower agrees that all Collections and other amounts received by Borrower from any Account Debtor or any other source immediately upon receipt shall be deposited into a Restricted Account. No Restricted Account Agreement or arrangement contemplated thereby shall be modified by Borrower without the prior written consent of Administrative Agent. Upon the terms and subject to the conditions set forth in the Restricted Account

Agreements, all amounts received in each Restricted Account shall be wired each Business Day into an account (the "Administrative Agent's Account") maintained by Administrative Agent at a depositary selected by Administrative Agent.

          2.9 CREDITING PAYMENTS; APPLICATION OF COLLECTIONS. The receipt of any Collections by Administrative Agent (whether from transfers to Administrative Agent by the Restricted Account Banks pursuant to the Restricted Account Agreements or otherwise) immediately shall be applied provisionally to reduce the Obligations outstanding under SECTION 2.1, but shall not be considered a payment on account unless such Collection item is a wire transfer of immediately available federal funds and is made to the Administrative Agent's Account or unless and until such Collection item is honored when presented for payment. From and after the Closing Date, Administrative Agent shall be entitled to charge Borrower for one Business Day of "clearance" or "float" at the rate set forth in SECTION 2.7(a)(i) or SECTION 2.7(c)(i), as applicable, on all Collections that are received by Administrative Agent (regardless of whether forwarded by the Restricted Account Banks to Administrative Agent, whether provisionally applied to reduce the Obligations under SECTION 2.1, or otherwise). This across-the-board one Business Day clearance or float charge on all Collections is acknowledged by the parties to constitute an integral aspect of the pricing of the Lender Group's financing of Borrower, and shall apply irrespective of the characterization of whether receipts are owned by Borrower or Administrative Agent, and whether or not there are any outstanding Advances, the effect of such clearance or float charge being the equivalent of charging one Business Day of interest on such Collections. Should any Collection item not be honored when presented for payment, then Borrower shall be deemed not to have made such payment, and interest shall be recalculated accordingly.
Anything to the contrary contained herein notwithstanding, any Collection item shall be deemed received by Administrative Agent only if it is received into the Administrative Agent's Account on a Business Day on or before 11:00 a.m. California time. If any Collection item is received into the Administrative Agent's Account on a non-Business Day or after 11:00 a.m. California time on a Business Day, it shall be deemed to have been received by Administrative Agent as of the opening of business on the immediately following Business Day. In the event that Borrower has a credit balance in its Loan Account, Foothill shall automatically pay such monies to Borrower so long as no Event of Default has occurred and is continuing.

          2.10 DESIGNATED ACCOUNT. Administrative Agent and the Lender Group is authorized to make the Advances and the Letters of Credit under this Agreement based upon telephonic or other instructions received from anyone purporting to be an Authorized Person, or without instructions if pursuant to
SECTION 2.7(e). Borrower agrees to establish and maintain the Designated Account with the Designated Account Bank for the purpose of receiving the proceeds of the Advances requested by Borrower and made by the Lender Group hereunder. Unless otherwise agreed by Administrative Agent and Borrower, any Advance requested by Borrower and made by the Lender Group hereunder shall be made to the Designated Account.

          2.11 MAINTENANCE OF LOAN ACCOUNT; STATEMENTS OF OBLIGATIONS. Administrative Agent shall maintain an account on its books in the name of Borrower (the

"Loan Account") on which Borrower will be charged with all Advances made by the Lender Group to Borrower or for Borrower's account, including, accrued interest, Lender Group Expenses, and any other payment Obligations of Borrower. In accordance with SECTION 2.9, the Loan Account will be credited with all payments received by Administrative Agent from Borrower or for Borrower's account, including all amounts received in the Administrative Agent's Account from any Restricted Account Bank. Administrative Agent shall render statements regarding the Loan Account to Borrower, including principal, interest, fees, and including an itemization of all charges and expenses constituting the Lender Group Expenses owing, and such statements shall be conclusively presumed to be correct and accurate and constitute an account stated between Borrower and the Lender Group unless, within 30 days after receipt thereof by Borrower, Borrower shall deliver to Administrative Agent written objection thereto describing the error or errors contained in any such statements.

          2.12 FEES. Borrower shall pay to Administrative Agent for the ratable benefit of the Lender Group (except where otherwise indicated) the following fees:

                 (a    CLOSING FEE.  A closing fee of $112,500 which shall be
fully earned on the Closing Date; one -half of such fee shall be payable on the Closing Date, and one-quarter of such fee shall be payable on each of the first and second anniversaries of the Closing Date or on any termination of this Agreement, if earlier;

                 (b    UNUSED LINE FEE.  On the first day of each month during
the term of this Agreement, an unused line fee in an amount equal to 0.125% per annum times the Average Unused Portion of the Maximum Amount;

                 (c    SERVICING FEE.  On the first day of each month during
the term of this Agreement, and thereafter so long as any Obligations are outstanding, a servicing fee in an amount equal to $3,000 or $1,000 if Borrower utilizes electronic reporting to Administrative Agent; and

                 (d    FINANCIAL EXAMINATION, DOCUMENTATION, AND APPRAISAL
FEES. For the sole account of Administrative Agent: (i) fee of $750 per day per examiner, plus out-of-pocket expenses for each financial analysis and examination (i.e., audits) of Borrower performed by personnel employed by Administrative Agent; (ii) an appraisal fee of $1,500 per day per appraiser, plus out-of-pocket expenses for each appraisal of the Collateral performed by personnel employed by Administrative Agent; and (iii) the actual charges paid or incurred by Administrative Agent if it elects to employ the services of one or more third Persons to perform such financial analyses and examinations (i.e., audits) of Borrower or to appraise the Collateral; PROVIDED, HOWEVER, that prior to the occurrence of an Event of Default and the continuation thereof, Borrower shall not be responsible to pay for more than two appraisals of the Collateral and four financial examinations of Borrower in any 12 month period.

          2.13 EURODOLLAR RATE LOANS. Any other provisions herein to the contrary notwithstanding, the following provisions shall govern with respect to Eurodollar Rate Loans as to the matters covered:

                 (a    BORROWING; CONVERSION; CONTINUATION.  Borrower may from
time to time, on or after the Closing Date (and subject to the satisfaction of the requirements of SECTIONS 3.1 AND 3.2), request in a written or telephonic communication with Administrative Agent: (i) Advances made up of Eurodollar Rate Loans; (ii) that Reference Rate Loans be converted into Eurodollar Rate Loans; or (iii) that existing Eurodollar Rate Loans continue for an additional Interest Period. Any such request shall specify the aggregate amount of the requested Eurodollar Rate Loans, the proposed Funding Date therefor (which shall be a Business Day, and with respect to continued Eurodollar Rate Loans shall be the last day of the Interest Period of the existing Eurodollar Rate Loans being continued), and the proposed Interest Period (in each case subject to the limitations set forth below). Eurodollar Rate Loans may only be made, continued, or extended if, as of the proposed Funding Date therefor, each of the following conditions is satisfied:

                       (v)     no Event of Default exists;

                       (w) no more than five Interest Periods would be in effect at any one time;

                       (x) the amount of each Eurodollar Rate Loan borrowed, converted, or continued must be in an amount not less than $500,000 and integral multiples of $500,000 in excess thereof;

                       (y) Administrative Agent shall have determined that the Interest Period or Adjusted Eurodollar Rate is available to it and can be readily determined as of the date of the request for such Eurodollar Rate Loan by Borrower; and

                       (z) Administrative Agent shall have received such request at least two Business Days prior to the proposed Funding Date therefor.

                 Any request by Borrower to borrow Eurodollar Rate Loans, to convert Reference Rate Loans to Eurodollar Rate Loans, or to continue any existing Eurodollar Rate Loans shall be irrevocable, except to the extent that Administrative Agent shall determine under SECTIONS 2.13(a), 2.14 OR 2.15 that such Eurodollar Rate Loans cannot be made or continued.

                 (b    DETERMINATION OF INTEREST PERIOD.  By giving notice as
set forth in SECTION 2.13(a), Borrower shall select an Interest Period for such Eurodollar Rate Loan. The determination of the Interest Period shall be subject to the following provisions:

                       (i      in the case of immediately successive Interest
     Periods, each successive Interest Period shall commence on the day on which the next preceding Interest Period expires;

                       (ii     if any Interest Period would otherwise expire on
     a day which is not a Business Day, the Interest Period shall be extended to expire on the next succeeding Business Day; PROVIDED, HOWEVER, that if the next succeeding Business Day occurs in the following calendar month, then such Interest Period shall expire on the immediately preceding Business Day;

                       (iii    if any Interest Period begins on the last
     Business Day of a month, or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, then the Interest Period shall end on the last Business Day of the calendar month at the end of such Interest Period; and

                       (iv     Borrower may not select an Interest Period which
     expires later than the Maturity Date.

                 (c    AUTOMATIC CONVERSION; OPTIONAL CONVERSION BY
ADMINISTRATIVE AGENT. Any Eurodollar Rate Loan shall automatically convert to a Reference Rate Loan upon the last day of the applicable Interest Period, unless Administrative Agent has received a request to continue such Eurodollar Rate Loan at least two Business Days prior to the end of such Interest Period in accordance with the terms of SECTION 2.13(a). Any Eurodollar Rate Loan shall, at Administrative Agent's option, upon notice to Borrower, immediately convert to a Reference Rate Loan in the event that (i) an Event of Default shall have occurred and be continuing or (ii) this Agreement shall terminate, and Borrower shall pay to Administrative Agent, for the benefit of the Lenders, any amounts required by SECTION 2.16 as a result thereof.

          2.14 ILLEGALITY. Any other provision herein to the contrary notwithstanding, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof by a Governmental Authority made subsequent to the Closing Date shall make it unlawful for any Lender to make or maintain Eurodollar Rate Loans as contemplated by this Agreement, (a) the obligation of such Lender hereunder to make Eurodollar Rate Loans, continue Eurodollar Rate Loans as such, and convert Reference Rate Loans to Eurodollar Rate Loans shall forthwith be suspended and (b) such Lender's then outstanding Eurodollar Rate Loans, if any, shall be converted automatically to Reference Rate Loans on the respective last days of the then current Interest Periods with respect thereto or within such earlier period as required by law; PROVIDED, HOWEVER, that before making any such demand, each Lender agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions and so long as such efforts would not be disadvantageous to it, in its reasonable discretion, in any legal, economic, or regulatory manner) to designate a different lending office if the making of such a designation would allow such Lender or its lending office to continue to perform its obligations to make Eurodollar Rate Loans. If any such conversion of a Eurodollar Rate Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, Borrower shall pay to such Lender such amounts, if any, as may be required pursuant to SECTION 2.15. If circumstances subsequently change so that such Lender shall determine that it is no longer so affected, such Lender will promptly notify Administrative Agent and Borrower, and upon receipt of such notice, the obligations of such Lender to make or continue Eurodollar Rate Loans or to convert Reference Rate Loans into Eurodollar Rate Loans shall be reinstated.

          2.15   REQUIREMENTS OF LAW.

                 (a    If the adoption of or any change in any Requirement of
Law or in the interpretation or application thereof by a Governmental Authority made subsequent to the Closing Date or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the Closing Date

                       (i      shall subject such Lender to any tax, levy,
     charge, fee, reduction, or withholding of any kind whatsoever with respect to Eurodollar Rate Loans, or change the basis of taxation of payments to such Lender in respect thereof (except for the establishment of a tax based on the net income of such Lender or changes in the rate of tax on the net income of such Lender);

                       (ii     shall in respect of Eurodollar Rate Loans
     impose, modify or hold applicable any reserve, special deposit, compulsory loan, or similar requirement against assets held by, deposits or other liabilities in or for the account of, Advances or other extensions of credit by, or any other acquisition of funds by, any office of such Lender; or

                       (iii    shall impose on such Lender any other condition
     with respect to Eurodollar Rate Loans;

and the result of any of the foregoing is to increase the cost to such Lender, by an amount which such Lender deems to be material, of making, converting into, continuing, or maintaining Eurodollar Rate Loans or to increase the cost to such Lender in respect of Eurodollar Rate Loans, by an amount which such Lender deems to be material, or to reduce any amount receivable hereunder in respect of Eurodollar Rate Loans, or to forego any other sum payable thereunder or make any payment on account thereof in respect of Eurodollar Rate Loans, then, in any such case, Borrower shall promptly pay such Lender, upon its demand, any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable; PROVIDED, HOWEVER, that before making any such demand, each Lender agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions and so long as such efforts would not be disadvantageous to it, in its reasonable discretion, in any legal, economic, or regulatory manner) to designate a different Eurodollar lending office if the making of such designation would allow such Lender or its Eurodollar lending office to continue to perform its obligations to make Eurodollar Rate Loans or to continue to fund or maintain Eurodollar Rate Loans and avoid the need for, or materially reduce the amount of, such increased cost. If a Lender becomes entitled to claim any additional amounts pursuant to this SECTION 2.15, such Lender shall promptly notify Administrative Agent and Borrower of the event by reason of which it has become so entitled. A certificate as to any additional amounts payable pursuant to this SECTION 2.15 submitted in reasonable detail by such Lender to Administrative Agent and Borrower shall be conclusive in the absence of manifest error. Within five Business Days after a Lender notifies Borrower and Administrative Agent of any increased cost pursuant to the foregoing provisions of this SECTION 2.15, Borrower may convert all Eurodollar Rate Loans then outstanding into Reference Rate Loans in accordance with
SECTION 2.13 and, additionally, reimburse such Lender for any cost in accordance with SECTION 2.16. This covenant shall survive the termination of this Agreement and the payment of the Advances and all other amounts payable hereunder for nine months following such termination and repayment.

                 (b    If a Lender shall have determined that the adoption of
or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof by a Governmental Authority made subsequent to the Closing Date or compliance by such Lender or any Person controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the Closing Date does or shall have the effect of increasing the amount of capital required to be maintained or reducing the rate of return on such Lender's or such Person's capital as a consequence of its obligations hereunder to a level below that which such Lender or such Person could have achieved but for such change or compliance (taking into consideration such Lender's or such Person's policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, after submission by such Lender to Borrower of a prompt written request therefor, Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such Person for such reduction. This covenant shall survive the termination of this Agreement and the payment of the Advances and all other amounts payable hereunder for nine months following such termination and repayment.

          2.16 INDEMNITY. Borrower agrees to indemnify Administrative Agent and each Lender and to hold Administrative Agent and Lenders harmless from any loss or expense which Administrative Agent or any Lender may sustain or incur as a consequence of (a) default by Borrower in payment when due of the principal amount of or interest on any Eurodollar Rate Loan, (b) default by Borrower in making a Borrowing of, conversion into, or continuation of Eurodollar Rate Loans after Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (c) default by Borrower in making any prepayment of a Eurodollar Rate Loan after Borrower has given a notice thereof in accordance with the provisions of this Agreement, or (d) the making of a prepayment of Eurodollar Rate Loans on a day which is not the last day of an Interest Period with respect thereto (whether due to the termination of this Agreement, upon an Event of Default, or otherwise), including, in each case, any such loss or expense (but excluding loss of margin or anticipated profits) arising from the reemployment of funds obtained by it or from fees payable to terminate the deposits from which such funds were obtained; PROVIDED, HOWEVER, that Administrative Agent or any Lender, if requesting indemnification, shall have delivered to the Borrower a certificate as to the amount of such loss or expense, which certificate shall be conclusive in the absence of manifest error. Calculation of all amounts payable to any such Lender under this SECTION 2.16 shall be made as though such Lender had actually funded the relevant Eurodollar Rate Loan through the purchase of a deposit bearing interest at the Eurodollar Rate in an amount equal to the amount of such Eurodollar Rate Loan and having a maturity comparable to the relevant Interest Period; PROVIDED, HOWEVER, that each Lender may fund each of the Eurodollar Rate Loans in any manner it sees fit, and the foregoing assumption shall be utilized only for the calculation of amounts payable under this SECTION 2.16. This covenant shall survive the termination of this Agreement and the payment of the Obligations hereunder.

     3.   CONDITIONS; TERM OF AGREEMENT.

          3.1 CONDITIONS PRECEDENT TO THE INITIAL ADVANCE OR THE INITIAL LETTER OF CREDIT. The obligation of the Lender Group to make the initial Advance or to issue the initial Letter of Credit, is subject to the fulfillment, to the satisfaction of Administrative Agent and its counsel, of each of the following conditions on or before the Closing Date:

                 (a    the Closing Date shall occur on or before June 15, 1999;

                 (b    Administrative Agent shall have received all necessary
UCC-1 financing statements and amendments;

                 (c    Administrative Agent shall have received each of the
following documents, duly executed, and each such document shall be in full force and effect:

                       a.      the Restricted Account Agreements;

                       b.      the Disbursement Letter;

                       c.      the Intellectual Property Security Agreement;
                       and

                       d. amendments to Wells Fargo's existing financing statements with Borrower; and

                       e.      the Guaranty and the Guaranty Security
                       Agreements;

                 (d    Administrative Agent shall have received a certificate
from the Secretary of Borrower attesting to the resolutions of Borrower's Board of Directors authorizing its execution, delivery, and performance of this Agreement and the other Loan Documents to which Borrower is a party and authorizing specific officers of Borrower to execute the same;

                 (e    Administrative Agent shall have received copies of
Borrower's Governing Documents, as amended, modified, or supplemented to the Closing Date, certified by the Secretary of Borrower;

                 (f    Administrative Agent shall have received a certificate
of status with respect to Borrower, dated within 10 days of the Closing Date, such certificate to be issued by the appropriate officer of the jurisdiction of organization of Borrower, which certificate shall indicate that Borrower is in good standing in such jurisdiction;

                 (g    Administrative Agent shall have received certificates of
status with respect to Borrower, each dated within 15 days of the Closing Date, such certificates to be issued by the appropriate officer of the jurisdictions in which its failure to be duly qualified or licensed would constitute a Material Adverse Change, which certificates shall indicate that Borrower is in good standing in such jurisdictions;

                 (h    Administrative Agent shall have received a certificate
of insurance, together with the endorsements thereto, as are required by SECTION 6.10, the form and substance of which shall be satisfactory to Administrative Agent and its counsel;

                 (i    Intentionally Omitted;

                 (j    Administrative Agent shall have received a reaffirmation
of the existing Collateral Access Agreement from the lessor of Borrower's warehouse facility in Kentucky;

                 (k    Administrative Agent shall have received an opinion of
Borrower's counsel in form and substance satisfactory to Administrative Agent in its sole discretion;

                 (l    Administrative Agent shall have received satisfactory
evidence that all tax returns required to be filed by Borrower have been timely filed and all taxes upon Borrower or its properties, assets, income, and franchises (including real property taxes and payroll taxes) have been paid prior to delinquency, except such taxes that are the subject of a Permitted Protest;

                 (m) Borrower must have not less than $3,000,000 of Availability and cash or cash equivalents after payment of the closing fee to Lenders after reserving for accounts payable that are past due beyond Borrower's historical business practices; and

                 (n) all other documents and legal matters in connection with the transactions contemplated by this Agreement shall have been delivered, executed, or recorded and shall be in form and substance satisfactory to Administrative Agent and its counsel.

          3.2 CONDITIONS PRECEDENT TO ALL ADVANCES AND ALL LETTERS OF CREDIT. The following shall be conditions precedent to all Advances and all Letters of Credit hereunder:

                 (a) the representations and warranties contained in this Agreement and the other Loan Documents shall be true and correct in all respects on and as of the date of such extension of credit, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date);

                 (b) no Event of Default (after giving effect to any grace periods) shall have occurred and be continuing on the date of such extension of credit, nor shall either result from the making thereof; and

                 (c) no injunction, writ, restraining order, or other order of any nature prohibiting, directly or indirectly, the extending of such credit shall have been issued and remain in force by any governmental authority against Borrower, the Lender Group or any of their Affiliates.

          3.3 CONDITION SUBSEQUENT. As a condition subsequent to initial closing hereunder, Borrower shall perform or cause to be performed the following (the failure by Borrower to so perform or cause to be performed constituting an Event of Default):

                 (a) within 30 days of the Closing Date, deliver to Administrative Agent the certified copies of the policies of insurance, together with the endorsements thereto, as are required by SECTION 6.10, the form and substance of which shall be satisfactory to Administrative Agent and its counsel.

          3.4 TERM; AUTOMATIC RENEWAL. This Agreement shall become effective upon the execution and delivery hereof by Borrower and the Lender Group and shall continue in full force and effect for a term ending three years from the Closing Date (the "Renewal Date") and automatically shall be renewed for successive one year periods thereafter, unless sooner terminated pursuant to the terms hereof. Either Borrower or Administrative Agent (on behalf of the Lender Group) may terminate this Agreement effective on the Renewal Date or on any anniversary of the Renewal Date by giving the other party at least 90 days prior written notice. The foregoing notwithstanding, Administrative Agent (on behalf of the Lender Group) shall have the right to terminate the Lender Group's obligations under this Agreement immediately and without notice upon the occurrence and during the continuation of an Event of Default (after giving effect to any grace periods).

          3.5 EFFECT OF TERMINATION. On the date of termination of this Agreement, all Obligations (including contingent reimbursement obligations of Borrower with respect to any outstanding Letters of Credit) immediately shall become due and payable without notice or demand. No termination of this Agreement, however, shall relieve or discharge Borrower of Borrower's duties, Obligations, or covenants hereunder, and the Lender Group's continuing security interests in the Collateral shall remain in effect until all Obligations have been fully and finally discharged and the Lender Group's obligation to provide additional credit hereunder is terminated. If Borrower has sent a notice of termination pursuant to the provisions of SECTION 3.4, but fails to pay the Obligations in full on the date set forth in said notice, then Administrative Agent (on behalf of the Lender Group) may, but shall not be required to, renew this Agreement for an additional term of one year.

          3.6 EARLY TERMINATION BY BORROWER. The provisions of SECTION 3.4 that allow termination of this Agreement by Borrower only on the Renewal Date and certain anniversaries thereof notwithstanding, Borrower has the option, at any time upon 90 days prior written notice to Administrative Agent, to terminate this Agreement by paying to Administrative Agent (for the ratable benefit of the Lender Group), in cash, the Obligations (including an amount equal to 102% of the undrawn amount of the Letters of Credit), in full, together with a premium (the "Early Termination Premium") equal to: (i) 3.0% of the Maximum Amount if Borrower terminates this Agreement prior to the first anniversary of the Closing Date, (ii) 2.0% of the Maximum Amount if Borrower terminates this Agreement during the second year after the Closing Date, and (iii) 1.0% of the Maximum Amount if Borrower terminates this Agreement at any time during the third year after the Closing Date; PROVIDED, HOWEVER, that the Early Termination Premium shall be waived if Borrower terminates this Agreement with financing provided by a commercial banking Affiliate of Wells Fargo.

          3.7 TERMINATION UPON EVENT OF DEFAULT. If the Lender Group terminates this Agreement upon the occurrence of an Event of Default, in view of the impracticability and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of the Lender Group's lost profits as a result thereof, Borrower shall pay to Administrative Agent (for the ratable benefit of the Lender Group) upon the effective date of such termination, a premium in an amount equal to the Early Termination Premium. The Early Termination Premium shall be presumed to be the amount of damages sustained by the Lender Group as the result of the early termination and Borrower agrees that it is reasonable under the circumstances currently existing. The Early Termination Premium provided for in this SECTION 3.7 shall be deemed included in the Obligations.

     4.   CREATION OF SECURITY INTEREST.

          4.1 GRANT OF SECURITY INTEREST. Borrower hereby grants to Administrative Agent for the benefit of the Lender Group a continuing security interest in all currently existing and hereafter acquired or arising Collateral in order to secure prompt repayment of any and all Obligations and in order to secure prompt performance by Borrower of each of its covenants and duties under the Loan Documents. The security interests of Administrative Agent for the benefit of the Lender Group in the Collateral shall attach to all Collateral without further act on the part of the Lender Group or Borrower. Anything contained in this Agreement or any other Loan Document to the contrary notwithstanding, except for: (a) the sale of Inventory to buyers in the ordinary course of business, (b) return of Inventory to suppliers in the ordinary course of business if such Inventory is defective or is replaced by such suppliers and
(c) donation to charities of unsaleable or out of season Inventory prior to the occurrence and continuation of an Event of Default, Borrower has no authority, express or implied, to dispose of any item or portion of the Collateral.

          4.2 NEGOTIABLE COLLATERAL. In the event that any Collateral, including proceeds, is evidenced by or consists of Negotiable Collateral, Borrower, immediately upon the request of Administrative Agent, shall endorse and deliver physical possession of such Negotiable Collateral to Administrative Agent.

          4.3 COLLECTION OF ACCOUNTS, GENERAL INTANGIBLES, AND NEGOTIABLE COLLATERAL. At any time after the occurrence of an Event of Default and during the continuation thereof, Administrative Agent or Administrative Agent's designee may (a) notify customers or Account Debtors of Borrower that the Accounts, General Intangibles, or Negotiable Collateral have been assigned to Administrative Agent for the benefit of the Lender Group or that Administrative Agent for the benefit of the Lender Group has a security interest therein, and
(b) collect the Accounts, General Intangibles, and Negotiable Collateral directly and charge the collection costs and expenses to the Loan Account. Borrower agrees that it will hold in trust for the Lender Group, as the Lender Group's trustee, any Collections that it receives and immediately will deposit said Collections to a Restricted Account.

          4.4 DELIVERY OF ADDITIONAL DOCUMENTATION REQUIRED. At any time upon the request of Administrative Agent, Borrower shall execute and deliver to Administrative Agent all financing statements, continuation financing statements, fixture filings, security agreements, pledges, assignments, control agreements, endorsements of certificates of title, applications for title, affidavits, reports, notices, schedules of accounts, letters of authority, and all other documents that Administrative Agent reasonably may request, in form satisfactory to Administrative Agent, to perfect and continue perfected the Liens of the Lender Group in the Collateral, and in order to fully consummate all of the transactions contemplated hereby and under the other the Loan Documents.

          4.5 POWER OF ATTORNEY. Borrower hereby irrevocably makes, constitutes, and appoints Administrative Agent (and any of Administrative Agent's officers, employees, or Administrative Agents designated by Administrative Agent) as Borrower's true and lawful attorney, with power to (a) if Borrower refuses to, or fails timely to execute and deliver any of the documents described in SECTION 4.4, sign the name of Borrower on any of the documents described in SECTION 4.4, (b) at any time that an Event of Default has occurred and is continuing, sign Borrower's name on any invoice or bill of lading relating to any Account, drafts against Account Debtors, schedules and assignments of Accounts, verifications of Accounts, and notices to Account Debtors, (c) send requests for verification of Accounts, (d) endorse Borrower's name on any Collection item that may come into the Lender Group's possession,
(e) at any time that an Event of Default has occurred and is continuing, notify the post office authorities to change the address for delivery of Borrower's mail to an address designated by Administrative Agent, to receive and open all mail addressed to Borrower, and to retain all mail relating to the Collateral and forward all other mail to Borrower, (f) at any time that an Event of Default has occurred and is continuing, make, settle, and adjust all claims under Borrower's policies of insurance and make all determinations and decisions with respect to such policies of insurance, and (g) at any time that an Event of Default has occurred and is continuing, settle and adjust disputes and claims respecting the Accounts directly with Account Debtors, for amounts and upon terms that Administrative Agent determines to be reasonable, and Administrative Agent may cause to be executed and delivered any documents and releases that Administrative Agent determines to be necessary. The appointment of Administrative Agent as Borrower's attorney, and each and every one of Administrative Agent's rights and powers, being coupled with an interest, is irrevocable until all of the Obligations have been fully and finally repaid and performed and the Lender Group's obligation to extend credit hereunder is terminated.

          4.6 RIGHT TO INSPECT. Administrative Agent (through any of its officers, employees, or Administrative Agents) shall have the right, during normal business hours, from time to time hereafter to inspect Borrower's Books and to check, test, and appraise the Collateral in order to verify Borrower's financial condition or the amount, quality, value, condition of, or any other matter relating to, the Collateral.

     5.   REPRESENTATIONS AND WARRANTIES.

          In order to induce the Lender Group to enter into this Agreement, Borrower makes the following representations and warranties which shall be true, correct, and complete in all respects as of the date hereof, and shall be true, correct, and complete in all respects as of the Closing Date, and at and as of the date of the making of each Advance or Letter of Credit made thereafter, as though made on and as of the date of such Advance or Letter of Credit (except to the extent that such representations and warranties relate solely to an earlier date) and such representations and warranties shall survive the execution and delivery of this Agreement:

          5.1 NO ENCUMBRANCES. Borrower has good and indefeasible title to the Collateral, free and clear of Liens except for Permitted Liens.

          5.2    [INTENTIONALLY DELETED].

          5.3 ELIGIBLE INVENTORY. All Eligible Inventory is of good and merchantable quality, free from defects.

          5.4 EQUIPMENT. Substantially all of the Equipment is used or held for use in Borrower's business and is substantially fit for such purposes.

          5.5 LOCATION OF INVENTORY AND EQUIPMENT. The Inventory and Equipment are not stored with a bailee, warehouseman, or similar party (without Administrative Agent's prior written consent) and are located only at the locations identified on SCHEDULE 6.12 or otherwise permitted by SECTION 6.12.

          5.6 INVENTORY RECORDS. Borrower keeps correct and accurate records itemizing and describing the kind, type, quality, and quantity of the Inventory, and Borrower's cost therefor.

          5.7 LOCATION OF CHIEF EXECUTIVE OFFICE; FEIN. The chief executive office of Borrower is located at the address indicated in the preamble to this Agreement and Borrower's FEIN is 77-0141610.

          5.8    DUE ORGANIZATION AND QUALIFICATION; SUBSIDIARIES.

                 (a) Borrower is duly organized and existing and in good standing under the laws of the jurisdiction of its incorporation and qualified and licensed to do business in, and in good standing in, any state where the failure to be so licensed or qualified reasonably could be expected to cause a Material Adverse Change.

                 (b) Set forth on SCHEDULE 5.8, is a complete and accurate list of Borrower's direct and indirect Subsidiaries, showing: (i) the jurisdiction of their incorporation; (ii) the number of shares of each class of common and preferred stock authorized for each of such Subsidiaries; and (iii) the number and the percentage of the outstanding shares of each such class owned directly or indirectly by Borrower. All of the outstanding capital stock of each such Subsidiary has been validly issued and is fully paid and non-assessable.

                 (c) Except as set forth on SCHEDULE 5.8, no capital stock (or any securities, instruments, warrants, options, purchase rights, conversion or exchange rights, calls, commitments or claims of any character convertible into or exercisable for capital stock) of any direct or indirect Subsidiary of Borrower is subject to the issuance of any security, instrument, warrant, option, purchase right, conversion or exchange right, call, commitment or claim of any right, title, or interest therein or thereto.

          5.9    DUE AUTHORIZATION; NO CONFLICT.

                 (a) The execution, delivery, and performance by Borrower of this Agreement and the Loan Documents to which it is a party have been duly authorized by all necessary corporate action.

                 (b) The execution, delivery, and performance by Borrower of this Agreement and the Loan Documents to which it is a party do not and will not
(i) violate any provision of federal, state, or local law or regulation (including Regulations T, U, and X of the Federal Reserve Board) applicable to Borrower, the Governing Documents of Borrower, or any order, judgment, or decree of any court or other Governmental Authority binding on Borrower, (ii) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any material contractual obligation or material lease of Borrower, (iii) result in or require the creation or imposition of any Lien of any nature whatsoever upon any properties or assets of Borrower, other than Permitted Liens, or (iv) require any approval of stockholders or any approval or consent of any Person under any material contractual obligation of Borrower.

                 (c) Other than the filing of appropriate financing statements, and, if applicable, fixture filings, and mortgages, the execution, delivery, and performance by Borrower of this Agreement and the Loan Documents to which Borrower is a party do not and will not require any registration with, consent, or approval of, or notice to, or other action with or by, any federal, state, foreign, or other Governmental Authority or other Person.

                 (d) This Agreement and the Loan Documents to which Borrower is a party, and all other documents contemplated hereby and thereby, when executed and delivered by Borrower will be the legally valid and binding obligations of Borrower, enforceable against Borrower in accordance with their respective terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors' rights generally.

                 (e) The Liens granted by Borrower to Administrative Agent (for the benefit of the Lender Group) in and to its properties and assets pursuant to this Agreement and the other Loan Documents are validly created, perfected, and first priority Liens (upon filing of UCC-1 financing statements or amendments), subject only to Permitted Liens.

          5.10 LITIGATION. There are no actions or proceedings pending by or against Borrower before any court or administrative agency and Borrower does not have knowledge or belief of any pending, threatened, or imminent litigation, governmental investigations, or claims, complaints, actions, or prosecutions involving Borrower or any guarantor of the Obligations, except for: (a) ongoing collection matters in which Borrower is the plaintiff; and (b) matters arising after the date hereof that, if decided adversely to Borrower, would not cause a Material Adverse Change.

          5.11 NO MATERIAL ADVERSE CHANGE. All financial statements relating to Borrower or any guarantor of the Obligations that have been delivered by Borrower to the Lender Group have been prepared in accordance with GAAP (except, in the case of unaudited financial statements, for the lack of footnotes and being subject to year-end audit adjustments) and fairly present Borrower's (or such guarantor's, as applicable) financial condition as of the date thereof and Borrower's results of operations for the period then ended. There has not been a Material Adverse Change with respect to Borrower (or such guarantor, as applicable) since the date of the latest financial statements submitted to the Lender Group on or before the Closing Date.

          5.12 SOLVENCY. Borrower is Solvent. No transfer of property is being made by Borrower and no obligation is being incurred by Borrower in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of Borrower.

          5.13 EMPLOYEE BENEFITS. None of Borrower, any of its Subsidiaries, or any of their ERISA Affiliates maintains or contributes to any Benefit Plan.

          5.14 ENVIRONMENTAL CONDITION. None of Borrower's properties or assets has ever been used by Borrower or, to the best of Borrower's knowledge without independent inquiry, by previous owners or operators in the disposal of, or to produce, store, handle, treat, release, or transport, any Hazardous Materials. To the best of Borrower's knowledge without independent inquiry, none of Borrower's properties or assets has ever been designated or identified in any manner pursuant to any environmental protection statute as a Hazardous Materials disposal site, or a candidate for closure pursuant to any environmental protection statute. To the best of Borrower's knowledge without independent inquiry, no Lien arising under any environmental protection statute has attached to any revenues or to any real or personal property owned or operated by Borrower. Borrower has not received a summons, citation, notice, or directive from the Environmental Protection Agency or any other federal or state governmental agency concerning any action or omission by Borrower resulting in the releasing or disposing of Hazardous Materials into the environment.

     6.   AFFIRMATIVE COVENANTS.

          Borrower covenants and agrees that, so long as any credit hereunder shall be available and until full and final payment of the Obligations, Borrower shall do all of the following:

          6.1 ACCOUNTING SYSTEM. Maintain a standard and modern system of accounting that enables Borrower to produce financial statements in accordance with GAAP, and maintain records pertaining to the Collateral that contain information as from time to time may be reasonably requested by Administrative Agent. Borrower also shall keep a modern inventory reporting system that shows all additions, sales, claims, returns, and allowances with respect to the Inventory.

          6.2 COLLATERAL REPORTING. Provide Administrative Agent with the following documents at the following times in form satisfactory to Administrative Agent: (a) on a monthly basis and, in any event, by no later than the 10th day of each month during the term of this Agreement, a detailed calculation of the Borrowing Base, together with a reconciliation to the detailed calculation of the Borrowing Base previously provided to Administrative Agent, a reconciliation of Borrower's stock ledger to its general ledger and a trend report, (b) on a monthly basis and, in any event, by no later than the 10th Business Day of each month during the term of this Agreement, a summary aging, by vendor, of Borrower's accounts payable and any book overdraft, (c) on a daily basis, Inventory reports specifying the Value of Borrower's Inventory by category, with additional detail showing additions to and deletions from the Inventory, (d) on a quarterly basis and, in any event, by no later than the 10th Business Day after the end of each of Borrower's fiscal quarters, a reserve adjustment report reflecting markdowns, and (e) such other reports as to the Collateral or the financial condition of Borrower as Administrative Agent may reasonably request from time to time.

          6.3 FINANCIAL STATEMENTS, REPORTS, CERTIFICATES. Deliver to Administrative Agent: (a) as soon as available, but in any event within 30 days after the end of each month during each of Borrower's fiscal years, a company prepared balance sheet, income statement, and statement of cash flow covering Borrower's operations during such period; and (b) as soon as available, but in any event within 90 days after the end of each of Borrower's fiscal years, financial statements of Borrower for each such fiscal year, audited by independent certified public accountants reasonably acceptable to Administrative Agent and certified, without any qualifications, by such accountants to have been prepared in accordance with GAAP, together with a certificate of such accountants addressed to Administrative Agent stating that such accountants do not have knowledge of the existence of any Default or Event of Default. Such audited financial statements shall include a balance sheet, profit and loss statement, and statement of cash flow and, if prepared, such accountants' letter to management. If Borrower is a parent company of one or more Subsidiaries, or Affiliates, or is a Subsidiary or Affiliate of another company, then, in addition to the financial statements referred to above, Borrower agrees to deliver financial statements prepared on a consolidating basis so as to present Borrower and each such related entity separately, and on a consolidated basis.

                 Borrower also shall deliver to Administrative Agent Borrower's Form 10-Q Quarterly Reports, Form 10-K Annual Reports, and Form 8-K Current Reports, and any other filings made by Borrower with the Securities and Exchange Commission, as soon as the same are filed, or any other information that is provided by Borrower to its shareholders, and any other report reasonably requested by Administrative Agent relating to the financial condition of Borrower.

                 Each month, together with the financial statements provided pursuant to SECTION 6.3(a), Borrower shall deliver to Administrative Agent a Compliance Certificate signed by its chief financial officer to the effect that:
(i) all financial statements delivered or caused to be delivered to Administrative Agent hereunder have been prepared in accordance with GAAP (except, in the case of unaudited financial statements, for the lack of footnotes and being subject to year-end audit adjustments) and fairly present the financial condition of Borrower, (ii) the representations and warranties of Borrower contained in this Agreement and the other Loan Documents are true and correct in all material respects on and as of the date of such certificate, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date), (iii) for each month that also is the date on which a financial covenant in SECTION 7.20 is to be tested, Borrower is in compliance at the end of such period with the applicable financial covenants contained in SECTION 7.20 (and demonstrating such compliance in reasonable detail), and (iv) on the date of delivery of such certificate to Administrative Agent there does not exist any condition or event that constitutes a Default or Event of Default (or, in the case of clauses (i), (ii), or (iii), to the extent of any non-compliance, describing such non-compliance as to which he or she may have knowledge and what action
Borrower has taken, is taking, or proposes to take with respect thereto).

                 Borrower shall, upon Administrative Agent's prior written request, issue written instructions to its independent certified public accountants authorizing them to communicate with Administrative Agent and to release to Administrative Agent whatever financial information concerning Borrower that Administrative Agent may request. Upon Administrative Agent's prior written request, Borrower shall authorize and direct all auditors, accountants, or other third parties to deliver to Administrative Agent, at Borrower's expense, copies of Borrower's financial statements, papers related thereto, and other accounting records of any nature in their possession, and to disclose to Administrative Agent any information they may have regarding Borrower's business affairs and financial conditions.

          6.4 TAX RETURNS. Deliver to Administrative Agent copies of each of Borrower's future federal income tax returns, and any amendments thereto, within 30 days of the filing thereof with the Internal Revenue Service.

          6.5 GUARANTOR REPORTS. Cause any guarantor of any of the Obligations to deliver its annual financial statements at the time when Borrower provides its audited financial statements to Administrative Agent and copies of all federal income tax returns as soon as the same are available and in any event no later than 30 days after the same are required to be filed by law to the extent they are not consolidated with Borrower's financial statements set forth in SECTION 6.3.

          6.6 RETURNS. Cause returns and allowances, if any, as between Borrower and its Account Debtors to be on the same basis and in accordance with the usual customary practices of Borrower, as they exist at the time of the execution and delivery of this Agreement. Except for ordinary Inventory returns by Borrower's retail customers, if, at a time any Account Debtor returns any Inventory to Borrower, Borrower promptly shall determine the reason for such return and, if Borrower accepts such return, issue a credit memorandum (with a copy to be sent to Administrative Agent) in the appropriate amount to such Account Debtor.

          6.7 TITLE TO EQUIPMENT. Upon Administrative Agent's request, Borrower immediately shall deliver to Administrative Agent, properly endorsed, any and all evidences of ownership of, certificates of title, or applications for title to any items of Equipment having a value in excess of $100,000 in the aggregate.

          6.8 MAINTENANCE OF EQUIPMENT. Maintain the Equipment in good operating condition and repair (ordinary wear and tear excepted), and make all necessary replacements thereto so that the value and operating efficiency thereof shall at all times be maintained and preserved. Other than those items of Equipment that constitute fixtures on the Closing Date, Borrower shall not permit any item of Equipment to become a fixture to real estate or an accession to other property, and such Equipment shall at all times remain personal property.

          6.9 TAXES. Cause all assessments and taxes, whether real, personal, or otherwise, due or payable by, or imposed, levied, or assessed against Borrower or any of its property to be paid in full, before delinquency or before the expiration of any extension period, except to the extent that the validity of such assessment or tax shall be the subject of a Permitted Protest. Borrower shall make due and timely payment or deposit of all such federal, state, and local taxes, assessments, or contributions required of it by law, and will execute and deliver to Administrative Agent, on demand, appropriate certificates attesting to the payment thereof or deposit with respect thereto. Borrower will make timely payment or deposit of all tax payments and withholding taxes required of it by applicable laws, including those laws concerning F.I.C.A., F.U.T.A., state disability, and local, state, and federal income taxes, and will, upon request, furnish Administrative Agent with proof satisfactory to Administrative Agent indicating that Borrower has made such payments or deposits.

          6.10   INSURANCE.

                 (a) At its expense, keep the Collateral insured against loss or damage by fire, theft, explosion, sprinklers, and all other hazards and risks, and in such amounts, as are ordinarily insured against by other owners in similar businesses. Borrower also shall maintain business interruption, public liability, product liability, and property damage insurance relating to Borrower's ownership and use of the Collateral, as well as insurance against larceny, embezzlement, and criminal misappropriation.

                 (b)   [Intentionally Deleted]

                 (c)   [Intentionally Deleted]

                 (d) All such policies of insurance shall be in such form, with such companies, and in such amounts as may be reasonably satisfactory to Administrative Agent. All insurance required herein shall be written by companies which are authorized to do insurance business in the State of California. All hazard insurance and such other insurance as Administrative Agent shall specify, shall contain a California Form 438BFU (NS) mortgagee endorsement, or an equivalent endorsement satisfactory to Administrative Agent, showing Administrative Agent (for the ratable benefit of the Lenders) as sole loss payee thereof, and shall contain a waiver of warranties. Every policy of insurance referred to in this SECTION 6.10 shall contain an agreement by the insurer that it will not cancel such policy except after 30 days prior written notice to Administrative Agent (for the ratable benefit of the Lenders) and that any loss payable thereunder shall be payable notwithstanding any act or negligence of Borrower or the Lender Group which might, absent such agreement, result in a forfeiture of all or a part of such insurance payment. Borrower shall deliver to Administrative Agent certified copies of such policies of insurance and evidence of the payment of all premiums therefor.

                 (e) Original policies or certificates thereof satisfactory to Administrative Agent evidencing such insurance shall be delivered to Administrative Agent at least 30 days prior to the expiration of the existing or preceding policies. Borrower shall give Administrative Agent prompt notice of any loss covered by such insurance, and Administrative Agent shall have the right to adjust any loss. Administrative Agent shall have the exclusive right to adjust all losses payable under any such insurance policies without any liability to Borrower whatsoever in respect of such adjustments. Any monies received as payment for any loss under any insurance policy including the insurance policies mentioned above, shall be paid over to Administrative Agent (for the ratable benefit of Lenders) to be applied at the option of Administrative Agent either to the prepayment of the Obligations without premium, in such order or manner as Administrative Agent may elect, or shall be disbursed to Borrower under stage payment terms satisfactory to Administrative Agent for application to the cost of repairs, replacements, or restorations; PROVIDED, HOWEVER, that prior to the occurrence of an Event of Default and the continuation thereof, Borrower shall have the right to use up to $200,000 of insurance proceeds to rebuild, replace or repair any casualty. All repairs, replacements, or restorations shall be effected with reasonable promptness and shall be of a value at least equal to the value of the items or property destroyed prior to such damage or destruction. Upon the occurrence of an Event of Default, Administrative Agent shall have the right to apply all prepaid premiums to the payment of the Obligations in such order or form as Administrative Agent shall determine.

                 (f) Borrower shall not take out separate insurance concurrent in form or contributing in the event of loss with that required to be maintained under this SECTION 6.10, unless Administrative Agent is included thereon as named insured with the loss payable to Administrative Agent (for the ratable benefit of Lenders) under a standard California 438BFU (NS) Mortgagee endorsement, or its local equivalent. Borrower immediately shall notify Administrative Agent whenever such separate insurance is taken out, specifying the insurer thereunder and full particulars as to the policies evidencing the same, and originals of such policies immediately shall be provided to Administrative Agent.

          6.11 NO SETOFFS OR COUNTERCLAIMS. Make payments hereunder and under the other Loan Documents by or on behalf of Borrower without setoff or counterclaim and free and clear of, and without deduction or withholding for or on account of, any federal, state, or local taxes.

          6.12 LOCATION OF INVENTORY AND EQUIPMENT. Keep the Inventory and Equipment only at the locations identified on SCHEDULE 6.12; PROVIDED, HOWEVER, that Borrower may amend SCHEDULE 6.12 so long as such amendment occurs by written notice to Administrative Agent not less than 30 days prior to the date on which the Inventory or Equipment is moved to such new location or concurrent with execution of a lease of new space, so long as such new location is within the continental United States, and so long as, at the time of such written notification, Borrower provides any financing statements or fixture filings necessary to perfect and continue perfected (the Lien of Administrative Agent for the benefit of the Lender Group), security interests in such assets and also provides to Administrative Agent a Collateral Access Agreement.

          6.13 COMPLIANCE WITH LAWS. Comply with the requirements of all applicable laws, rules, regulations, and orders of any governmental authority, including the Fair Labor Standards Act and the Americans With Disabilities Act, other than laws, rules, regulations, and orders the non-compliance with which, individually or in the aggregate, would not have and could not reasonably be expected to cause a Material Adverse Change.

          6.14   INTENTIONALLY OMITTED.

          6.15 LEASES. Pay when due all rents and other amounts payable under any leases to which Borrower is a party or by which Borrower's properties and assets are bound, unless such payments are the subject of a Permitted Protest. To the extent that Borrower fails timely to make payment of such rents and other amounts payable when due under its leases, Administrative Agent shall be entitled, in its discretion, to reserve an amount equal to such unpaid amounts against the Borrowing Base.

          6.16 YEAR 2000 COMPLIANCE. Borrower shall be Year 2000 Compliant on or before September 30, 1999.

     7.   NEGATIVE COVENANTS.

          Borrower covenants and agrees that, so long as any credit hereunder shall be available and until full and final payment of the Obligations, Borrower will not do any of the following:

          7.1 INDEBTEDNESS. Create, incur, assume, permit, guarantee, or otherwise become or remain, directly or indirectly, liable with respect to any Indebtedness, except:

                 (a) Indebtedness evidenced by this Agreement, together with Indebtedness to issuers of letters of credit that is the subject of L/C Guarantees;

                 (b)   Indebtedness set forth in SCHEDULE 7.1;

                 (c)   Indebtedness secured by Permitted Liens; and

                 (d) refinancings, renewals, or extensions of Indebtedness permitted under clauses (b) and (c) of this SECTION 7.1 (and continuance or renewal of any Permitted Liens associated therewith) so long as: (i) the terms and conditions of such refinancings, renewals, or extensions do not materially impair the prospects of repayment of the Obligations by Borrower, (ii) the net cash proceeds of such refinancings, renewals, or extensions do not result in an increase in the aggregate principal amount of the Indebtedness so refinanced, renewed, or extended, (iii) such refinancings, renewals, refundings, or extensions do not result in a shortening of the average weighted maturity of the Indebtedness so refinanced, renewed, or extended, and (iv) to the extent that Indebtedness that is refinanced was subordinated in right of payment to the Obligations, then the subordination terms and conditions of the refinancing Indebtedness must be at least as favorable to the Lender Group as those applicable to the refinanced Indebtedness.

          7.2 LIENS. Create, incur, assume, or permit to exist, directly or indirectly, any Lien on or with respect to any of its property or assets, of any kind, whether now owned or hereafter acquired, or any income or profits therefrom, except for Permitted Liens (including Liens that are replacements of Permitted Liens to the extent that the original

Indebtedness is refinanced under SECTION 7.1(d) and so long as the replacement Liens only encumber those assets or property that secured the original Indebtedness).

          7.3 RESTRICTIONS ON FUNDAMENTAL CHANGES. Enter into any merger, consolidation, reorganization, or recapitalization, or reclassify its capital stock, or liquidate, wind up, or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, assign, lease, transfer, or otherwise dispose of, in one transaction or a series of transactions, all or any substantial part of its property or assets.

          7.4 DISPOSAL OF ASSETS. Sell, lease, assign, transfer, or otherwise dispose of any of Borrower's properties or assets other than:
(a) sales of Inventory to buyers in the ordinary course of Borrower's business as currently conducted, (b) return of Inventory to suppliers in the ordinary course of business if such Inventory is defective or is replaced by such suppliers and (c) donation to charities of unsaleable or out of season Inventory prior to the occurrence and continuation of an Event of Default.

          7.5 CHANGE NAME. Change Borrower's name, FEIN, corporate structure (within the meaning of Section 9402(7) of the Code), or identity, or add any new fictitious name.

          7.6 GUARANTEE. Guarantee or otherwise become in any way liable with respect to the obligations of any third Person except by endorsement of instruments or items of payment for deposit to the account of Borrower or which are transmitted or turned over to Administrative Agent.

          7.7 NATURE OF BUSINESS. Make any change in the general nature of Borrower's business.

          7.8    PREPAYMENTS AND AMENDMENTS.

                 (a)   Except in connection with a refinancing permitted by
SECTION 7.1(d), prepay, redeem, retire, defease, purchase, or otherwise acquire any Indebtedness owing to any third Person, other than the Obligations in accordance with this Agreement, and

                 (b) Directly or indirectly, amend, modify, alter, increase, or change any of the terms or conditions of any agreement, instrument, document, indenture, or other writing evidencing or concerning Indebtedness permitted under SECTIONS 7.1(b), (c), OR (d).

          7.9 CHANGE OF CONTROL. Cause, permit, or suffer, directly or indirectly, any Change of Control.

          7.10 CONSIGNMENTS. Consign any Inventory or sell any Inventory on bill and hold, sale or return, sale on approval, or other conditional terms of sale.

          7.11 DISTRIBUTIONS. Make any distribution or declare or pay any dividends (in cash or other property, other than capital stock) on, or purchase, acquire, redeem, or retire any of Borrower's capital stock, of any class, whether now or hereafter outstanding; PROVIDED, HOWEVER, that Borrower may purchase outstanding shares of its capital stock for an aggregate price not to exceed $1,100,000 so long as: (a) no Event of Default has occurred and is continuing and (b) after giving effect to such purchase Borrower has not less than $4,000,000 of Availability if such purchase occurs in August, September, October or November and not less than $10,000,000 of Availability if such purchase occurs in any other month.

          7.12 ACCOUNTING METHODS. Modify or change its method of accounting or enter into, modify, or terminate any agreement currently existing, or at any time hereafter entered into with any third party accounting firm or service bureau for the preparation or storage of Borrower's accounting records without said accounting firm or service bureau agreeing to provide Administrative Agent information regarding the Collateral or Borrower's financial condition.

          7.13 INVESTMENTS. Directly or indirectly make, acquire, or incur any liabilities (including contingent obligations) for or in connection with (a) the acquisition of the securities (whether debt or equity) of, or other interests in, a Person, (b) loans, advances, capital contributions, or transfers of property to a Person, or (c) the acquisition of all or substantially all of the properties or assets of a Person.

          7.14 TRANSACTIONS WITH AFFILIATES. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower except for: (a) transactions with Guarantor and (b) transactions with other Affiliates that are in the ordinary course of Borrower's business, upon fair and reasonable terms, that are fully disclosed to Administrative Agent, and that are no less favorable to Borrower than would be obtained in an arm's length transaction with a non-Affiliate.

          7.15 SUSPENSION. Own and operate fewer than 170 permanent stores at any time.

          7.16   INTENTIONALLY OMITTED.

          7.17 USE OF PROCEEDS. Use the proceeds of the Advances for any purpose other than, consistent with the terms and conditions hereof, for its working capital and to fund capital expenditures.

          7.18 CHANGE IN LOCATION OF CHIEF EXECUTIVE OFFICE; INVENTORY AND EQUIPMENT WITH BAILEES. Relocate its chief executive office to a new location without providing 30 days prior written notification thereof to Administrative Agent and so long as, at the time of such written notification, Borrower provides any financing statements or fixture filings necessary to perfect and continue perfected the Lien of Administrative Agent (for the benefit of the Lender Group). The Inventory and Equipment shall not at any time now or hereafter be stored with a bailee, warehouseman, or similar party without Administrative Agent's prior written consent.

          7.19   INTENTIONALLY OMITTED.

          7.20 FINANCIAL COVENANT. Fail to maintain Tangible Net Worth of at least the following amounts, measured on a fiscal quarter-end basis:

     QUARTER ENDING EACH YEAR ON OR ABOUT      MINIMUM TANGIBLE NET WORTH
     ------------------------------------      ---------------------------
          July 31                                   $43,000,000
          October 31                                $40,500,000
          January 31                                $52,000,000
          April 30                                  $45,000,000

          7.21 CAPITAL EXPENDITURES. Make capital expenditures in any of the following fiscal years in excess of the following amounts:


     FISCAL YEAR ENDING ON OR ABOUT            MINIMUM CAPITAL EXPENDITURES
     ------------------------------            ----------------------------
          January 31, 2000                              $7,000,000
          January 31, 2001 and
          January 31, 2002                             $10,000,000

     8.   EVENTS OF DEFAULT.

          Any one or more of the following events shall constitute an event of default (each, an "Event of Default") under this Agreement:

          8.1 If Borrower fails to pay when due and payable or when declared due and payable, any portion of the Obligations (whether of principal, interest (including any interest which, but for the provisions of the Bankruptcy Code, would have accrued on such amounts), fees and charges due the Lender Group, reimbursement of Lender Group Expenses, or other amounts constituting Obligations);

          8.2 If Borrower fails to perform, keep, or observe: (a) any term, provision, condition, covenant, or agreement contained in SECTION 6.2 and such failure continues for a period of five days after the date of such failure;
(b) any term, provision, condition, covenant, or agreement contained in
SECTION 6.3, SECTION 6.4, SECTION 6.5,  SECTION 6.9, SECTION 6.12 or
SECTION 6.15 and such failure continues for a period of 10 days after the date of such failure; or (c) any other term, provision, condition, covenant, or agreement contained in this Agreement, in any of the Loan Documents, or in any other present or future agreement between Borrower and Foothill;

          8.3    If there is a Material Adverse Change;

          8.4 If any material portion of Borrower's properties or assets is attached, seized, subjected to a writ or distress warrant, or is levied upon for an amount of $100,000 or more, or comes into the possession of any third Person and such attachment, seizure, levy or possession is not released or bonded within 15 days of the date thereof;

          8.5    If an Insolvency Proceeding is commenced by Borrower;

          8.6 If an Insolvency Proceeding is commenced against Borrower and any of the following events occur: (a) Borrower consents to the institution of the Insolvency Proceeding against it; (b) the petition commencing the Insolvency Proceeding is not timely controverted; (c) the petition commencing the Insolvency Proceeding is not dismissed within 45 calendar days of the date of the filing thereof; PROVIDED, HOWEVER, that, during the pendency of such period, the Lender Group shall be relieved of its obligation to extend credit hereunder;
(d) an interim trustee is appointed to take possession of all or a substantial portion of the properties or assets of, or to operate all or any substantial portion of the business of, Borrower; or (e) an order for relief shall have been issued or entered therein;

          8.7 If Borrower is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs and such injunction, restraint or order is not released within 30 days of the date thereof;

          8.8 If a notice of Lien, levy, or assessment is filed of record with respect to any of Borrower's properties or assets by the United States Government, or any department, agency, or instrumentality thereof, or by any state, county, municipal, or governmental agency, or if any taxes or debts owing at any time hereafter to any one or more of such entities becomes a Lien, whether choate or otherwise, upon any of Borrower's properties or assets and the same is not paid on the payment date thereof;

          8.9 If a judgment or other claim becomes a Lien or encumbrance in an amount of $100,000 or more upon any material portion of Borrower's properties or assets and such judgment or Lien is not released, satisfied or bonded within 15 days of the date thereof;

          8.10 If there is a default in any material agreement to which Borrower is a party with one or more third Persons and such default (a) occurs at the final maturity of the obligations thereunder, or (b) results in a right by such third Person(s), irrespective of whether exercised, to accelerate the maturity of Borrower's obligations thereunder;

          8.11 If Borrower makes any payment on account of Indebtedness that has been contractually subordinated in right of payment to the payment of the Obligations, except to the extent such payment is permitted by the terms of the subordination provisions applicable to such Indebtedness;

          8.12 If any material misstatement or misrepresentation exists now or hereafter in any warranty, representation, statement, or report made to the Lender Group by

Borrower or any officer, employee, Administrative Agent, or director of Borrower, or if any such warranty or representation is withdrawn; or

          8.13 If the obligation of any guarantor under its guaranty or other third Person under any Loan Document is limited or terminated by operation of law or by the guarantor or other third Person thereunder, or any such guarantor or other third Person becomes the subject of an Insolvency Proceeding.

     9.   THE LENDER GROUP'S RIGHTS AND REMEDIES.

          9.1 RIGHTS AND REMEDIES. Upon the occurrence, and during the continuation, of an Event of Default (after given effect to any grace periods) Administrative Agent may, pursuant to SECTIONS 17.4 AND 17.5, without notice of its election and without demand, do any one or more of the following, all of which are authorized by Borrower:

                 (a) Declare all Obligations, whether evidenced by this Agreement, by any of the other Loan Documents, or otherwise, immediately due and payable;

                 (b) Cease advancing money or extending credit to or for the benefit of Borrower under this Agreement, under any of the Loan Documents, or under any other agreement between Borrower and the Lender Group;

                 (c) Terminate this Agreement and any of the other Loan Documents as to any future liability or obligation of the Lender Group, but without affecting the Lender Group's rights and security interests in the Collateral and without affecting the Obligations;

                 (d) Settle or adjust disputes and claims directly with Account Debtors for amounts and upon terms which Administrative Agent considers advisable, and in such cases, Administrative Agent will credit Borrower's Loan Account with only the net amounts received by Administrative Agent in payment of such disputed Accounts after deducting all Lender Group Expenses incurred or expended in connection therewith;

                 (e) Subject to Borrower's right to resell returned Inventory in the ordinary course of business, cause Borrower to hold all returned Inventory in trust for the Lender Group, segregate all returned Inventory from all other property of Borrower or in Borrower's possession and conspicuously label said returned Inventory as the property of the Lender Group;

                 (f) Without notice to or demand upon Borrower or any guarantor, make such payments and do such acts as Administrative Agent considers necessary or reasonable to protect its security interests in the Collateral. Borrower agrees to assemble the Collateral if Administrative Agent so requires, and to make the Collateral available to Administrative Agent as Administrative Agent may designate. Borrower authorizes Administrative Agent to enter the premises where the Collateral is located, to take and maintain possession of the Collateral, or any part of it, and to pay, purchase, contest, or compromise any encumbrance, charge, or Lien that in Administrative Agent's determination appears to conflict with the Liens of Administrative Agent (for the benefit of the Lender Group) in the Collateral and to pay all expenses incurred in connection therewith. With respect to any of Borrower's owned or leased premises, Borrower hereby grants Administrative Agent a license to enter into possession of such premises and to occupy the same, without charge, for up to 120 days in order to exercise any of the Lender Group's rights or remedies provided herein, at law, in equity, or otherwise;

                 (g) Without notice to Borrower (such notice being expressly waived), and without constituting a retention of any collateral in satisfaction of an obligation (within the meaning of Section 9505 of the Code), set off and apply to the Obligations any and all (i) balances and deposits of Borrower held by the Lender Group (including any amounts received in the Restricted Account Accounts), or (ii) indebtedness at any time owing to or for the credit or the account of Borrower held by the Lender Group;

                 (h) Hold, as cash collateral, any and all balances and deposits of Borrower held by the Lender Group, and any amounts received in the Restricted Account Accounts, to secure the full and final repayment of all of the Obligations;

                 (i) Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell (in the manner provided for herein) the Collateral. Administrative Agent is hereby granted a license or other right to use, without charge, Borrower's labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any property of a similar nature, as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and Borrower's rights under all licenses and all franchise agreements shall inure to the Lender Group's benefit;

                 (j) Sell the Collateral at either a public or private sale, or both, by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including Borrower's premises) as Administrative Agent determines is commercially reasonable. It is not necessary that the Collateral be present at any such sale;

                 (k) Administrative Agent shall give notice of the disposition of the Collateral as follows:

                       (A) Administrative Agent shall give Borrower and each holder of a security interest in the Collateral who has filed with Administrative Agent a written request for notice, a notice in writing of the time and place of public sale, or, if the sale is a private sale or some other disposition other than a public sale is to be made of the Collateral, then the time on or after which the private sale or other disposition is to be made;

                       (B) The notice shall be personally delivered or mailed, postage prepaid, to Borrower as provided in SECTION 12, at least five days before the date fixed for the sale, or at least five days before the date on or after which the private sale or other disposition is to be made; no notice needs to be given prior to the disposition of any portion of the Collateral that is perishable or threatens to decline speedily in value or that is of a type customarily sold on a recognized market. Notice to Persons other than Borrower claiming an interest in the Collateral shall be sent to such addresses as they have furnished to Administrative Agent;

                       (C)     If the sale is to be a public sale,
Administrative Agent also shall give notice of the time and place by publishing a notice one time at least five days before the date of the sale in a newspaper of general circulation in the county in which the sale is to be held;

                 (l) Administrative Agent may credit bid and purchase at any public sale; and

                 (m) Subject to the applicable Uniform Commercial Code law, any deficiency that exists after disposition of the Collateral as provided above will be paid immediately by Borrower. Any excess will be returned, without interest and subject to the rights of third Persons, by Administrative Agent to Borrower.

          9.2 REMEDIES CUMULATIVE. The Lender Group's rights and remedies under this Agreement, the Loan Documents, and all other agreements shall be cumulative. The Lender Group shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity. No exercise by the Lender Group of one right or remedy shall be deemed an election, and no waiver by the Lender Group of any Event of Default shall be deemed a continuing waiver. No delay by the Lender Group shall constitute a waiver, election, or acquiescence by it.

     10.  TAXES AND EXPENSES.

          If Borrower fails to pay any monies (whether taxes, assessments, insurance premiums, or, in the case of leased properties or assets, rents or other amounts payable under such leases) due to third Persons, or fails to make any deposits or furnish any required proof of payment or deposit, all as required under the terms of this Agreement, then, to the extent that Administrative Agent determines that such failure by Borrower could result in a Material Adverse Change, in its discretion and without prior notice to Borrower, Administrative Agent may do any or all of the following: (a) make payment of the same or any part thereof; (b) set up such reserves in Borrower's Loan Account as Administrative Agent deems necessary to protect the Lender Group from the exposure created by such failure; or (c) obtain and maintain insurance policies of the type described in SECTION 6.10, and take any action with respect to such policies as Administrative Agent deems prudent. Any such amounts paid by Administrative Agent shall constitute Lender Group Expenses. Any such payments made by Administrative Agent shall not constitute an agreement by the Lender Group to make similar payments in the future or a waiver by the Lender Group of any Event of Default under this Agreement. Administrative Agent need not inquire as to, or contest the validity of, any such expense, tax, or Lien and the receipt of the usual official notice for the payment thereof shall be conclusive evidence that the same was validly due and owing.

     11.  WAIVERS; INDEMNIFICATION.

          11.1 DEMAND; PROTEST; ETC. Except as otherwise expressly provided in this Agreement where Borrower is required to receive notice, Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees at any time held by the Lender Group on which Borrower may in any way be liable.

          11.2 THE LENDER GROUP'S LIABILITY FOR COLLATERAL. So long as the Lender Group complies with its obligations, if any, under Section 9207 of the Code, the Lender Group shall not in any way or manner be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage thereto occurring or arising in any manner or fashion from any cause; (c) any diminution in the value thereof; or (d) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other Person. All risk of loss, damage, or destruction of the Collateral shall be borne by Borrower.

          11.3 INDEMNIFICATION. Borrower shall pay, indemnify, defend, and hold each Agent-Related Person, each Administrative Agent-Related Person, each Lender, each Participant, and each of their respective officers, directors, employees, counsel, agents, and attorneys-in-fact (each, an "Indemnified Person") harmless (to the fullest extent permitted by law) from and against any and all claims, demands, suits, actions, investigations, proceedings, and damages, and all reasonable attorneys fees and disbursements and other costs and expenses actually incurred in connection therewith (as and when they are incurred and irrespective of whether suit is brought), at any time asserted against, imposed upon, or incurred by any of them in connection with or as a result of or related to the execution, delivery, enforcement, performance, and administration of this Agreement and any other

Loan Documents or the transactions contemplated herein, and with respect to any investigation, litigation, or proceeding related to this Agreement, any other Loan Document, or the use of the proceeds of the credit provided hereunder (irrespective of whether any Indemnified Person is a party thereto), or any act, omission, event or circumstance in any manner related thereto (all the foregoing, collectively, the "Indemnified Liabilities"). Borrower shall have no obligation to any Indemnified Person under this
SECTION 11.3 or under any other indemnity in this Agreement with respect to any Indemnified Liability that a court of competent jurisdiction finally determines to have resulted from the gross negligence or willful misconduct of such Indemnified Person. This provision shall survive the termination of this Agreement and the repayment of the Obligations.

     12.  NOTICES.

          Unless otherwise provided in this Agreement, all notices or demands by any party relating to this Agreement or any other Loan Document shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by registered or certified mail (postage prepaid, return receipt requested), overnight courier, or telefacsimile to Borrower or to Administrative Agent, as the case may be, at its address set forth below:

     IF TO BORROWER:                 NATURAL WONDERS, INC.
                                     4209 Technology Drive
                                     Fremont, California 94538
                                     Attn:  Catherine Klein, Controller
                                     Fax No. 510.252.6791

     WITH COPIES TO:                 SHEPPARD, MULLIN, RICHTER &
                                     HAMPTON LLP
                                     4 Embarcadero Center, 17th Floor
                                     San Francisco, California 94111
                                     Attn:  A. John Murphy, Esq.
                                     Fax No. 415.252.6791

     IF TO ADMINISTRATIVE AGENT OR   FOOTHILL CAPITAL CORPORATION
     THE LENDER GROUP IN CARE        11111 Santa Monica Boulevard
     OF ADMINISTRATIVE AGENT:        Suite 1500
                                     Los Angeles, California 90025-3333
                                     Attn:  Business Finance Division Manager
                                     Fax No. 310.478.9788


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     WITH COPIES TO:                 BUCHALTER, NEMER, FIELDS &
                                     YOUNGER
                                     601 South Figueroa Street, Suite 2400
                                     Los Angeles, California  90017-5704
                                     Attn:  Robert C. Colton, Esq.
                                     Fax No. 213.896.0400

          The parties hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other. All notices or demands sent in accordance with this SECTION 12, other than notices by Administrative Agent in connection with Sections 9504 or 9505 of the Code, shall be deemed received on the earlier of the date of actual receipt or three days after the deposit thereof in the mail. Borrower acknowledges and agrees that notices sent by Administrative Agent in connection with Sections 9504 or 9505 of the Code shall be deemed sent when deposited in the mail or personally delivered, or, where permitted by law, transmitted by telefacsimile or other similar method set forth above.


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

     13.  CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER.

          THE VALIDITY OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (UNLESS EXPRESSLY PROVIDED TO THE CONTRARY IN ANOTHER LOAN DOCUMENT), THE CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT HEREOF AND THEREOF, AND THE RIGHTS OF THE PARTIES HERETO AND THERETO WITH RESPECT TO ALL MATTERS ARISING HEREUNDER OR THEREUNDER OR RELATED HERETO OR THERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA. THE PARTIES AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE TRIED AND LITIGATED ONLY IN THE STATE AND FEDERAL COURTS LOCATED IN THE COUNTY OF LOS ANGELES, STATE OF CALIFORNIA OR, AT THE SOLE OPTION OF THE LENDER GROUP, IN ANY OTHER COURT IN WHICH THE LENDER GROUP SHALL INITIATE LEGAL OR EQUITABLE PROCEEDINGS AND WHICH HAS SUBJECT MATTER JURISDICTION OVER THE MATTER IN CONTROVERSY. BORROWER AND EACH MEMBER OF THE LENDER GROUP WAIVES, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, ANY RIGHT EACH MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION 13. BORROWER AND EACH MEMBER OF THE LENDER GROUP HEREBY WAIVES THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. BORROWER AND EACH MEMBER OF THE LENDER GROUP REPRESENTS THAT IT HAS REVIEWED THIS WAIVER AND EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

     14.  DESTRUCTION OF BORROWER'S DOCUMENTS.

          All documents, schedules, invoices, agings, or other papers delivered to Administrative Agent may be destroyed or otherwise disposed of by Administrative Agent four months after they are delivered to or received by Administrative Agent, unless Borrower requests, in writing, the return of said documents, schedules, or other papers and makes arrangements, at Borrower's expense, for their return.


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

     15.  ASSIGNMENTS AND PARTICIPATIONS; SUCCESSORS.

          15.1   ASSIGNMENTS AND PARTICIPATIONS.

                 (a) Any Lender may, with the written consent of Administrative Agent, assign and delegate to one or more Eligible Transferees (each an "Assignee") all, or any ratable part, of the Obligations, the Commitments, and the other rights and obligations of such Lender hereunder and under the other Loan Documents, in a minimum amount of $5,000,000; PROVIDED, HOWEVER, that Borrower and Administrative Agent may continue to deal solely and directly with such Lender in connection with the interest so assigned to an Assignee until (i) written notice of such assignment, together with payment instructions, addresses, and related information with respect to the Assignee, shall have been given to Borrower and Administrative Agent by such Lender and the Assignee; (ii) such Lender and its Assignee shall have delivered to Borrower and Administrative Agent a fully executed Assignment and Acceptance ("Assignment and Acceptance") in the form of EXHIBIT A-1; and (iii) the assignor Lender or Assignee has paid to Administrative Agent for Administrative Agent's sole and separate account a processing fee in the amount of $2,500. Anything contained herein to the contrary notwithstanding, the consent of Administrative Agent shall not be required (and payment of any fees shall not be required) if such assignment is in connection with any merger, consolidation, sale, transfer, or other disposition of all or any substantial portion of the business or loan portfolio of such Lender.

                 (b) From and after the date that Administrative Agent notifies the assignor Lender that it has received a fully executed Assignment and Acceptance and payment of the above-referenced processing fee, (i) the Assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, shall have the rights and obligations of a Lender under the Loan Documents, and (ii) the assignor Lender shall, to the extent that rights and obligations hereunder and under the other Loan Documents have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement (and in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender's rights and obligations under this Agreement and the other Loan Documents, such Lender shall cease to be a party hereto and thereto), and such assignment shall effect a novation between Borrower and the Assignee.

                 (c) By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the Assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (1) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties, or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency, or value of this Agreement or any other Loan Document furnished pursuant hereto; (2) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of Borrower or any guarantor or the performance or observance by Borrower or any guarantor of any of its obligations under this

Agreement or any other Loan Document furnished pursuant hereto; (3) such Assignee confirms that it has received a copy of this Agreement, together with such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (4) such Assignee will, independently and without reliance upon Administrative Agent, such assigning Lender, or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (5) such Assignee appoints and authorizes Administrative Agent to take such action as Administrative Agent on its behalf and to exercise such powers under this Agreement as are delegated to Administrative Agent by the terms hereof, together with such powers as are reasonably incidental thereto; and (6) such Assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

                 (d) Immediately upon each Assignee's making its processing fee payment under the Assignment and Acceptance, this Agreement shall be deemed to be amended to the extent, but only to the extent, necessary to reflect the addition of the Assignee and the resulting adjustment of the Commitments of the Assignor and Assignee arising therefrom. The Commitment allocated to each Assignee shall reduce such Commitment of the assigning Lender PRO TANTO.

                 (e) Any Lender may at any time, with the written consent of Administrative Agent, which consent shall not be unreasonably withheld, sell to one or more Persons (a "Participant") participating interests in the Obligations, the Commitment, and the other rights and interests of that Lender (the "Originating Lender") hereunder and under the other Loan Documents; PROVIDED, HOWEVER, that (i) the Originating Lender's obligations under this Agreement shall remain unchanged, (ii) the Originating Lender shall remain solely responsible for the performance of such obligations, (iii) Borrower and Administrative Agent shall continue to deal solely and directly with the Originating Lender in connection with the Originating Lender's rights and obligations under this Agreement and the other Loan Documents, (iv) no Originating Lender shall transfer or grant any participating interest under which the Participant has the sole and exclusive right to approve any amendment to, or any consent or waiver with respect to, this Agreement or any other Loan Document, except to the extent such amendment to, or consent or waiver with respect to this Agreement or of any other Loan Document would (A) extend the final maturity date of the Obligations hereunder in which such participant is participating; (B) reduce the interest rate applicable to the Obligations hereunder in which such Participant is participating; (C) release all or a material portion of the Collateral (except to the extent expressly provided herein or in any of the Loan Documents) supporting the Obligations hereunder in which such Participant is participating; (D) postpone the payment of, or reduce the amount of, the interest or fees hereunder in which such Participant is participating; or (E) change the amount or due dates of scheduled principal repayments or prepayments or premiums in respect of the Obligations hereunder in which such Participant is participating; and (v) all amounts payable by Borrower hereunder shall be determined as if such Originating Lender had not sold such participation; except that, if amounts outstanding under this Agreement are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of set-off in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement; PROVIDED, HOWEVER, that no Participant may exercise any such right of setoff without the notice to and consent of Administrative Agent. The rights of any Participant shall only be derivative through the Originating Lender with whom such Participant participates and no Participant shall have any direct rights as to the other Lenders, Administrative Agent, Borrower, the Collections, the Collateral, or otherwise in respect of the Advances or the Letters of Credit. No
Participant shall have the right to participate directly in the making of decisions by the Lenders among themselves. The provisions of this SECTION 15.1(e) are solely for the benefit of the Lender Group, and Borrower shall have no rights as a third party beneficiary of any of such provisions.

                 (f) In connection with any such assignment or participation or proposed assignment or participation, a Lender may disclose to a third party all documents and information which it now or hereafter may have relating to Borrower or Borrower's business.

                 (g) Notwithstanding any other provision in this Agreement, any Lender may at any time create a security interest in, or pledge, all or any portion of its rights under and interest in this Agreement in favor of any Federal Reserve Bank in accordance with Regulation A of the FRB or U.S. Treasury Regulation 31 CFR Section 203.14, and such Federal Reserve Bank may enforce such pledge or security interest in any manner permitted under applicable law.

          15.2 SUCCESSORS. This Agreement shall bind and inure to the benefit of the respective successors and assigns of each of the parties; PROVIDED, HOWEVER, that Borrower may not assign this Agreement or any rights or duties hereunder without the Lenders' prior written consent and any prohibited assignment shall be absolutely void. No consent to assignment by the Lenders shall release Borrower from its Obligations. A Lender may assign this Agreement and its rights and duties hereunder pursuant to SECTION 15.1 and, except as expressly required pursuant to SECTION 15.1, no consent or approval by Borrower is required in connection with any such assignment.

     16.  AMENDMENTS; WAIVERS.

          16.1 AMENDMENTS AND WAIVERS. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent with respect to any departure by Borrower therefrom, shall be effective unless the same shall be in writing and signed by the Required Lenders (or by Administrative Agent at the written request of the Required Lenders) and Borrower and then any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; PROVIDED, HOWEVER, that no such waiver, amendment, or consent shall, unless in writing and signed by all the Lenders and Borrower and acknowledged by Administrative Agent, do any of the following:

                 (a)   increase or extend the Commitment of any Lender;

                 (b) postpone or delay any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees, or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document;

                 (c) reduce the principal of, or the rate of interest specified herein on, any Loan, or any fees or other amounts payable hereunder or under any other Loan Document;

                 (d) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Advances which is required for the Lenders or any of them to take any action hereunder;

                 (e) increase the advance rate with respect to Advances (except for the restoration of an advance rate after the prior reduction thereof), or change SECTION 2.1(b);

                 (f) amend this Section or any provision of the Agreement providing for consent or other action by all Lenders;

                 (g)   release Collateral other than as permitted by
SECTION 17.11 or any other section of this Agreement;

                 (h)   change the definition of "Required Lenders";

                 (i) release Borrower from any Obligation for the payment of money; or

                 (j)   amend any of the provisions of ARTICLE 17.

and, PROVIDED FURTHER, that no amendment, waiver or consent shall, unless in writing and signed by Administrative Agent, affect the rights or duties of Administrative Agent under this Agreement or any other Loan Document; and, PROVIDED FURTHER, that the limitation contained in clause (e) above shall not be deemed to limit the ability of Administrative Agent to make Advances or Administrative Agent Loans, as applicable, in accordance with the provisions of SECTIONS 2.1(g), (h), OR (l). The foregoing notwithstanding, any amendment, modification, waiver, consent, termination, or release of or with respect to any provision of this Agreement or any other Loan Document that relates only to the relationship of the Lender Group among themselves, and that does not affect the rights or obligations of Borrower, shall not require consent by or the agreement of Borrower.

          16.2 NO WAIVERS; CUMULATIVE REMEDIES. No failure by Agents or any Lender to exercise any right, remedy, or option under this Agreement, any other Loan Document, or any present or future supplement hereto or thereto, or in any other agreement between or among Borrower and Agents and/or any Lender, or delay by Agents or any

Lender in exercising the same, will operate as a waiver thereof. No waiver by Agents or any Lender will be effective unless it is in writing, and then only to the extent specifically stated. No waiver by Agents or the Lenders on any occasion shall affect or diminish Agents' and each Lender's rights thereafter to require strict performance by Borrower of any provision of this Agreement. Agents' and each Lender's rights under this Agreement and the other Loan Documents will be cumulative and not exclusive of any other right or remedy which Agents or any Lender may have.

     17.  ADMINISTRATIVE AGENT; THE LENDER GROUP.

          17.1 APPOINTMENT AND AUTHORIZATION OF ADMINISTRATIVE AGENT. Each Lender hereby designates and appoints Wells Fargo as its Agent and Foothill as its Administrative Agent under this Agreement and the other Loan Documents and each Lender hereby irrevocably authorizes Agents to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Agents agree to act as such on the express conditions contained in this ARTICLE 17. The provisions of this ARTICLE 17 are solely for the benefit of Agents and the Lenders, and Borrower shall not have any rights as a third party beneficiary of any of the provisions contained herein nor shall Borrower have any liabilities which differ from other sections of this Agreement; PROVIDED, HOWEVER, that the provisions of SECTIONS 17.10, 17.11, and 17.16(d) also shall be for the benefit of Borrowers. Any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document notwithstanding, Agents shall not have any duties or responsibilities, except those expressly set forth herein, nor shall Agents have or be deemed to have any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations, or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against Agents. Except as expressly otherwise provided in this Agreement, each Agent shall have and may use its sole discretion with respect to exercising or refraining from exercising any discretionary rights or taking or refraining from taking any actions which such Agent is expressly entitled to take or assert under or pursuant to this Agreement and the other Loan Documents, including making the determinations contemplated by SECTION 2.1(b). Without limiting the generality of the foregoing, or of any other provision of the Loan Documents that provides rights or powers to Agents, Lenders agree that Administrative Agent shall have the right to exercise the following powers as long as this Agreement remains in effect: (a) maintain, in accordance with its customary business practices, ledgers and records reflecting the status of the Advances, the Collateral, the Collections, and related matters; (b) execute and/or file any and all financing or similar statements or notices, amendments, renewals, supplements, documents, instruments, proofs of claim for Lenders, notices and other written agreements with respect to the Loan Documents; (c) make Advances for itself or on behalf of Lenders as provided in the Loan Documents;
(d) exclusively receive, apply, and distribute the Collections as provided in the Loan Documents; (e) open and maintain such bank accounts and lock boxes as Administrative Agent deems necessary and appropriate in accordance with the Loan Documents for the foregoing purposes with respect to the Collateral and the


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

Collections; (f) perform, exercise, and enforce any and all other rights and remedies of the Lender Group with respect to Borrower, the Advances, the Collateral, the Collections, or otherwise related to any of same as provided in the Loan Documents; and (g) incur and pay such Lender Group Expenses as Administrative Agent may deem necessary or appropriate for the performance and fulfillment of its functions and powers pursuant to the Loan Documents.

          17.2 DELEGATION OF DUTIES. Except as otherwise provided in this Section, each Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees, or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. Neither Agent shall be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects as long as such selection was made in compliance with this Section and without gross negligence or willful misconduct. The foregoing notwithstanding, neither Agent shall make any material delegation of duties to subagents or non-employee delegees without the prior written consent of Required Lenders (it being understood that routine delegation of such administrative matters as filing financing statements, or conducting appraisals or audits, is not viewed as a material delegation that requires prior Required Lender approval).

          17.3 LIABILITY OF ADMINISTRATIVE AGENT-RELATED PERSONS. None of the Agent-Related Persons shall (i) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct), or, (ii) be responsible in any manner to any of the Lenders for any recital, statement, representation or warranty made by Borrower, or any Subsidiary or Affiliate of Borrower, or any officer or director thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement, or other document referred to or provided for in, or received by Administrative Agent or Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of Borrower or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books, or records of Borrower, or any of Borrower's Subsidiaries or Affiliates.

          17.4 RELIANCE BY ADMINISTRATIVE AGENT. Each Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex, or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent, or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to Borrower or counsel to any Lender), independent accountants, and other experts selected by such Agent. Each Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document


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

unless it shall first receive such advice or concurrence of the Required Lenders or all Lenders, as applicable, and until such instructions are received, each Agent shall act, or refrain from acting, as it deems advisable so long as it is not grossly negligent or guilty of wilful misconduct. If either Agent so requests, it shall first be indemnified to its reasonable satisfaction by Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Agents shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders or all Lenders, as applicable, and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Lenders.

          17.5 NOTICE OF DEFAULT OR EVENT OF DEFAULT. Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest, fees, and expenses required to be paid to Administrative Agent for the account of Administrative Agent or the Lenders, except with respect to actual knowledge of the existence of an Overadvance, and except with respect to Defaults and Events of Default of which Administrative Agent has actual knowledge, unless Administrative Agent shall have received written notice from a Lender or Borrower referring to this Agreement, describing such Default or Event of Default, and stating that such notice is a "notice of default." Administrative Agent promptly will notify the Lenders of its receipt of any such notice or of any Event of Default of which Administrative Agent has, or is deemed to have, actual knowledge. If any Lender obtains actual knowledge of any Event of Default, such Lender promptly shall notify the other Lenders and Administrative Agent of such Event of Default. Each Lender shall be solely responsible for giving any notices to its Participants, if any. Subject to
SECTION 17.4, Administrative Agent shall take such action with respect to such Default or Event of Default as may be requested by the Required Lenders; PROVIDED, HOWEVER, that:

                 (a) At all times, Administrative Agent may propose and, with the consent of Required Lenders (which shall not be unreasonably withheld and which shall be deemed to have been given by a Lender unless such Lender has notified Administrative Agent to the contrary in writing within three days of notification of such proposed actions by Administrative Agent) exercise, any remedies on behalf of the Lender Group; and

                 (b) At all times, once Required Lenders or all Lenders, as the case may be, have approved the exercise of a particular remedy or pursuit of a course of action, Administrative Agent may, but shall not be obligated to, make all administrative decisions in connection therewith or take all other actions reasonably incidental thereto (for example, if the Required Lenders approve the foreclosure of certain Collateral, Administrative Agent shall not be required to seek consent for the administrative aspects of conducting such sale or handling of such Collateral).

          17.6 CREDIT DECISION. Each Lender acknowledges that none of the Agent-Related Persons has made any representation or warranty to it, and that no act by either Agent hereinafter taken, including any review of the affairs of Borrower and its


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

Subsidiaries or Affiliates, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender. Each Lender represents to Agents that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition, and creditworthiness of Borrower and any other Person (other than the Lender Group) party to a Loan Document, and all applicable bank regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to Borrower. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals, and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition, and creditworthiness of Borrower, and any other Person (other than the Lender Group) party to a Loan Document. Except for notices, reports, and other documents expressly herein required to be furnished to the Lenders by Administrative Agent, Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition, or creditworthiness of Borrower, and any other Person party to a Loan Document that may come into the possession of any of the Agent-Related Persons.

          17.7 COSTS AND EXPENSES; INDEMNIFICATION. Administrative Agent may incur and pay Lender Group Expenses to the extent Administrative Agent deems reasonably necessary or appropriate for the performance and fulfillment of its functions, powers, and obligations pursuant to the Loan Documents, including without limiting the generality of the foregoing, but subject to any requirements of the Loan Documents that it obtain any applicable consents or engage in any required consultation, court costs, reasonable attorneys fees and expenses, costs of collection by outside collection agencies and auctioneer fees and costs of security guards or insurance premiums paid to maintain the Collateral, whether or not Borrower are obligated to reimburse Administrative Agent or Lenders for such expenses pursuant to the Loan Agreement or otherwise. Administrative Agent is authorized and directed to deduct and retain sufficient amounts from Collections to reimburse Administrative Agent for such out-of-pocket costs and expenses prior to the distribution of any amounts to Lenders. In the event Administrative Agent is not reimbursed for such costs and expenses from Collections, each Lender hereby agrees that it is and shall be obligated to pay to or reimburse Administrative Agent for the amount of such Lender's Pro Rata Share thereof. Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand the Agent-Related Persons (to the extent not reimbursed by or on behalf of Borrower and without limiting the obligation of Borrower to do so), according to their Pro Rata Shares, from and against any and all Indemnified Liabilities; PROVIDED, HOWEVER, that no Lender shall be liable for the payment to the Agent-Related Persons of any portion of such Indemnified Liabilities resulting solely from such Person's gross negligence, bad faith, or willful misconduct. Without limitation of the foregoing, each Lender shall reimburse Administrative Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including attorney fees and expenses) incurred by Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment, or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that Administrative Agent is not reimbursed for such expenses by or on behalf of Borrower. The undertaking in this SECTION 17.7 shall survive the payment of all Obligations hereunder and the resignation or replacement of Agent.

          17.8 AGENTS IN INDIVIDUAL CAPACITY. Each of Wells Fargo and Foothill and their Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests, in and generally engage in any kind of banking, trust, financial advisory, underwriting, or other business with Borrower and its Subsidiaries and Affiliates and any other Person party to any Loan Documents as though Wells Fargo and Foothill were not Agents hereunder without notice to or consent of the Lenders. The Lenders acknowledge that, pursuant to such activities, Wells Fargo and Foothill and their Affiliates may receive information regarding Borrower or their Affiliates and any other Person party to any Loan Documents that is subject to confidentiality obligations in favor of Borrower or such other Person and that prohibit the disclosure of such information to the Lenders, and the Lenders acknowledge that, in such circumstances (and in the absence of a waiver of such confidentiality obligations, which waiver Agents will use their reasonable best efforts to obtain), Agents shall be under no obligation to provide such information to them. With respect to the Administrative Agent Loans and Administrative Agent Advances, Foothill shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not Administrative Agent, and the terms "Lender" and "Lenders" include Foothill in its individual capacity.

          17.9 SUCCESSOR ADMINISTRATIVE AGENT. Administrative Agent may resign as Administrative Agent following notice of such resignation ("Notice") to the Lenders and Borrower, and effective upon the appointment of and acceptance of such appointment by, a successor Administrative Agent. If Administrative Agent resigns under this Agreement, the Required Lenders shall appoint any Lender or Eligible Transferee as successor Administrative Agent for the Lenders. If no successor Administrative Agent is appointed within 30 days of such retiring Administrative Agent's Notice, Administrative Agent may appoint a successor Administrative Agent, after consulting with the Lenders and Borrower. In any such event, upon the acceptance of its appointment as successor Administrative Agent hereunder, such successor Administrative Agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent and the term "Administrative Agent" shall mean such successor Administrative Agent and the retiring Administrative Agent's appointment, powers, and duties as Administrative Agent shall be terminated. After any retiring Administrative Agent's resignation hereunder as Administrative Agent, the provisions of this SECTION 17 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement.

          17.10  WITHHOLDING TAX.

                 (a) If any Lender is a "foreign corporation, partnership or trust" within the meaning of the IRC and such Lender claims exemption from, or a reduction of, U.S. withholding tax under Sections 1441 or 1442 of the IRC, such Lender agrees with and in favor of Administrative Agent and Borrower, to deliver to Administrative Agent and Borrower:

                       (i) if such Lender claims an exemption from, or a reduction of, withholding tax under a United States tax treaty, properly completed IRS Forms 1001 and W-8 before the payment of any interest in the first calendar year and before the payment of any interest in each third succeeding calendar year during which interest may be paid under this Agreement;

                       (ii) if such Lender claims that interest paid under this Agreement is exempt from United States withholding tax because it is effectively connected with a United States trade or business of such Lender, two properly completed and executed copies of IRS Form 4224 before the payment of any interest is due in the first taxable year of such Lender and in each succeeding taxable year of such Lender during which interest may be paid under this Agreement, and IRS Form W-9; and

                       (iii) such other form or forms as may be required under the IRC or other laws of the United States as a condition to exemption from, or reduction of, United States withholding tax.

Such Lender agrees to promptly notify Administrative Agent and Borrower of any change in circumstances which would modify or render invalid any claimed exemption or reduction.

                 (b) If any Lender claims exemption from, or reduction of, withholding tax under a United States tax treaty by providing IRS Form 1001 and such Lender sells, assigns, grants a participation in, or otherwise transfers all or part of the Obligations of Borrower, such Lender agrees to notify Administrative Agent and Borrower of the percentage amount in which it is no longer the beneficial owner of Obligations of Borrower to such Lender. To the extent of such percentage amount, Administrative Agent and Borrower will treat such Lender's IRS Form 1001 as no longer valid.

                 (c) If any Lender claiming exemption from United States withholding tax by filing IRS Form 4224 with Administrative Agent sells, assigns, grants a participation in, or otherwise transfers all or part of the Obligations of Borrower to such Lender, such Lender agrees to undertake sole responsibility for complying with the withholding tax requirements imposed by Sections 1441 and 1442 of the IRC.

                 (d) If any Lender is entitled to a reduction in the applicable withholding tax, Administrative Agent may withhold from any interest payment to such Lender an amount equivalent to the applicable withholding tax after taking into account such reduction. If the forms or other documentation required by subsection (a) of this Section are not delivered to Administrative Agent, then Administrative Agent may withhold from any interest payment to such Lender not providing such forms or other documentation an amount equivalent to the applicable withholding tax.

                 (e) If the IRS or any other Governmental Authority of the United States or other jurisdiction asserts a claim that Administrative Agent or Borrower did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify Administrative Agent and Borrower of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason) such Lender shall indemnify Administrative Agent and Borrower fully for all amounts paid, directly or indirectly, by Administrative Agent or Borrower as tax or otherwise, including penalties and interest, and including any taxes imposed by any jurisdiction on the amounts payable to Administrative Agent or Borrower under this Section, together with all costs and expenses (including attorneys fees and expenses). The obligation of the Lenders under this subsection shall survive the payment of all Obligations and the resignation of Administrative Agent.

          17.11  COLLATERAL MATTERS.

                 (a) The Lenders hereby irrevocably authorize Administrative Agent, to release any Lien on any Collateral (i) upon the termination of the Commitments and payment and satisfaction in full by Borrower of all Obligations; and upon such termination and payment Administrative Agent shall deliver to Borrower, at Borrower's sole cost and expense, all UCC termination statements and any other documents necessary to terminate the Loan Documents and release the Liens with respect to the Collateral; (ii) constituting property being sold or disposed of if a release is required or desirable in connection therewith and if Borrower certifies to Administrative Agent that the sale or disposition is permitted under SECTION 7.4 of this Agreement or the other Loan Documents (and Administrative Agent may rely conclusively on any such certificate, without further inquiry); (iii) constituting property in which Borrower owned no interest at the time the Lien was granted or at any time thereafter; or (iv) constituting property leased to Borrower under a lease that has expired or been terminated in a transaction permitted under this Agreement. Except as provided above, Administrative Agent will not release any Lien on any Collateral without the prior written authorization of the Lenders. Upon request by Administrative Agent or Borrower at any time, the Lenders will confirm in writing Administrative Agent's authority to release any such Liens on particular types or items of Collateral pursuant to this SECTION 17.11; PROVIDED, HOWEVER, that
(i) Administrative Agent shall not be required to execute any document necessary to evidence such release on terms that, in Administrative Agent's opinion, would expose Administrative Agent to liability or create any obligation or entail any consequence other than the release of such Lien without recourse, representation, or warranty, and (ii) such release shall not in any manner discharge, affect or impair the Obligations or any Liens (other than those expressly being released), upon (or obligations of Borrower in respect of)


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

all interests retained by Borrower, including, the proceeds of any sale, all of which shall continue to constitute part of the Collateral.

                 (b) Administrative Agent shall have no obligation whatsoever to any of the Lenders to assure that the Collateral exists or is owned by Borrower, is cared for, protected, or insured or has been encumbered, or that the Liens of the Administrative Agent (for the benefit of the Lender Group) have been properly or sufficiently or lawfully created, perfected, protected, or enforced or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure, or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to Administrative Agent pursuant to any of the Loan Documents, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, subject to the terms and conditions contained herein, Administrative Agent may act in any manner it may deem appropriate, in its sole discretion given Administrative Agent's own interest in the Collateral in its capacity as one of the Lenders and that Administrative Agent shall have no other duty or liability whatsoever to any Lender as to any of the foregoing, except as otherwise provided herein.

          17.12  RESTRICTIONS ON ACTIONS BY LENDERS; SHARING OF PAYMENTS.

                 (a) Each of the Lenders agrees that it shall not, without the express consent of Administrative Agent, and that it shall, to the extent it is lawfully entitled to do so, upon the request of Administrative Agent, set off against the Obligations any amounts owing by such Lender to Borrower or any accounts of Borrower now or hereafter maintained with such Lender. Each of the Lenders further agrees that it shall not, unless specifically requested to do so by Administrative Agent, take or cause to be taken any action, including the commencement of any legal or equitable proceedings, to foreclose any Lien on, or otherwise enforce any security interest in, any of the Collateral the purpose of which is, or could be, to give such Lender any preference or priority against the other Lenders with respect to the Collateral.

                 (b) Subject to SECTION 17.8, if, at any time or times any Lender shall receive (i) by payment, foreclosure, setoff, or otherwise, any proceeds of Collateral or any payments with respect to the Obligations of Borrower to such Lender arising under, or relating to, this Agreement or the other Loan Documents, except for any such proceeds or payments received by such Lender from Administrative Agent pursuant to the terms of this Agreement, or
(ii) payments from Administrative Agent in excess of such Lender's Pro Rata Share of all such distributions by Administrative Agent, such Lender shall promptly (1) turn the same over to Administrative Agent, in kind, and with such endorsements as may be required to negotiate the same to Administrative Agent, or in same day funds, as applicable, for the account of all of the Lenders and for application to the Obligations in accordance with the applicable provisions of this Agreement, or (2) purchase, without recourse or warranty, an undivided interest and participation in the Obligations owed to the other Lenders so that such excess payment received shall be applied ratably as among the Lenders in accordance with their Pro Rata Shares; PROVIDED, HOWEVER, that if all or part of such excess payment received by the purchasing party is thereafter recovered from it, those purchases of participations shall be rescinded in whole or in part, as applicable, and the applicable portion of the purchase price paid therefor shall be returned to such purchasing party, but without interest except to the extent that such purchasing party is required to pay interest in connection with the recovery of the excess payment.

          17.13 AGENCY FOR PERFECTION. Administrative Agent and each Lender hereby appoints each other Lender as Administrative Agent for the purpose of perfecting the Liens of the Lender Group in assets which, in accordance with Division 9 of the UCC can be perfected only by possession. Should any Lender obtain possession of any such Collateral, such Lender shall notify Administrative Agent thereof, and, promptly upon Administrative Agent's request therefor shall deliver such Collateral to Administrative Agent or in accordance with Administrative Agent's instructions.

          17.14 PAYMENTS BY ADMINISTRATIVE AGENT TO THE LENDERS. All payments to be made by Administrative Agent to the Lenders shall be made by bank wire transfer or internal transfer of immediately available funds pursuant to the instructions set forth on SCHEDULE C-1, or pursuant to such other wire transfer instructions as each party may designate for itself by written notice to Administrative Agent. Concurrently with each such payment, Administrative Agent shall identify whether such payment (or any portion thereof) represents principal, premium or interest on revolving advances or otherwise.

          17.15 CONCERNING THE COLLATERAL AND RELATED LOAN DOCUMENTS. Each member of the Lender Group authorizes and directs Administrative Agent to enter into this Agreement and the other Loan Documents relating to the Collateral, for the ratable benefit (subject to SECTIONS 2.3(b) AND 4.1) of the Lender Group. Each member of the Lender Group agrees that any action taken by Administrative Agent, Required Lenders, or all Lenders, as applicable, in accordance with the terms of this Agreement or the other Loan Documents relating to the Collateral and the exercise by Administrative Agent, Required Lenders, or all Lenders, as applicable, of their respective powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Lenders.

          17.16 FIELD AUDITS AND EXAMINATION REPORTS; CONFIDENTIALITY; DISCLAIMERS BY LENDERS; OTHER REPORTS AND INFORMATION. By signing this Agreement, each Lender;

                 (a) is deemed to have requested that Administrative Agent furnish such Lender, promptly after it becomes available, a copy of each field audit or examination report (each a "Report" and collectively, "Reports") prepared by Administrative Agent, and Administrative Agent shall so furnish each Lender with such Reports;

                 (b) expressly agrees and acknowledges that Administrative Agent (i) does not make any representation or warranty as to the accuracy of any Report, and (ii) shall not be liable for any information contained in any Report;

                 (c) expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that Administrative Agent or other party performing any audit or examination will inspect only specific information regarding Borrower and will rely significantly upon Borrower's books and records, as well as on representations of Borrower's personnel;

                 (d) agrees to keep all Reports and other material information obtained by it pursuant to the requirements of this Agreement in accordance with its reasonable customary procedures for handling confidential information; it being understood and agreed by Borrower that in any event such Lender may make disclosures (i) reasonably required by any BONA FIDE potential or actual Assignee, transferee, or Participant in connection with any contemplated or actual assignment or transfer by such Lender of an interest herein or any participation interest in such Lender's rights hereunder, (ii) of information that has become public by disclosures made by Persons other than such Lender, its Affiliates, assignees, transferees, or participants, or (iii) as required or requested by any court, governmental or administrative agency, pursuant to any subpoena or other legal process, or by any law, statute, regulation, or court order; PROVIDED, HOWEVER, that, unless prohibited by applicable law, statute, regulation, or court order, such Lender shall notify Borrower of any request by any court, governmental or administrative agency, or pursuant to any subpoena or other legal process for disclosure of any such non-public material information concurrent with, or where practicable, prior to the disclosure thereof; and

                 (e) without limiting the generality of any other indemnification provision contained in this Agreement, agrees: (i) to hold Administrative Agent and any such other Lender preparing a Report harmless from any action the indemnifying Lender may take or conclusion the indemnifying Lender may reach or draw from any Report in connection with any loans or other credit accommodations that the indemnifying Lender has made or may make to Borrower, or the indemnifying Lender's participation in, or the indemnifying Lender's purchase of, a loan or loans of Borrower; and (ii) to pay and protect, and indemnify, defend, and hold Administrative Agent and any such other Lender preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses and other amounts (including, attorney costs) incurred by Administrative Agent and any such other Lender preparing a Report as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.

In addition to the foregoing: (x) any Lender may from time to time request of Administrative Agent in writing that Administrative Agent provide to such Lender a copy of any report or document provided by Borrower to Administrative Agent, and, upon receipt of such request, Administrative Agent shall provide a copy of same to such Lender promptly upon receipt thereof; (y) to the extent that Administrative Agent is entitled, under any provision of the Loan Documents, to request additional reports or information from Borrower, any Lender may, from time to time, reasonably request Administrative Agent to exercise such right as specified in such Lender's notice to Administrative Agent, whereupon Administrative Agent promptly shall request of Borrower the additional reports or information specified by such Lender, and, upon receipt thereof, Administrative Agent promptly shall provide a copy of


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

same to such Lender; and (z) any time that Administrative Agent renders to Borrower a statement regarding the Loan Account, Administrative Agent shall send a copy of such statement to each Lender.

          17.17 SEVERAL OBLIGATIONS; NO LIABILITY. Notwithstanding that certain of the Loan Documents now or hereafter may have been or will be executed only by or in favor of Administrative Agent in its capacity as such, and not by or in favor of the Lenders, any and all obligations on the part of Administrative Agent (if any) to make any Advances shall constitute the several (and not joint) obligations of the respective Lenders on a ratable basis, according to their respective Commitments, to make an amount of such Advances not to exceed, in principal amount, at any one time outstanding, the amount of their respective Commitments. Nothing contained herein shall confer upon any Lender any interest in, or subject any Lender to any liability for, or in respect of, the business, assets, profits, losses, or liabilities of any other Lender. Each Lender shall be solely responsible for notifying its Participants of any matters relating to the Loan Documents to the extent any such notice may be required, and no Lender shall have any obligation, duty, or liability to any Participant of any other Lender. Except as provided in SECTION 17.7, no member of the Lender Group shall have any liability for the acts of any other member of the Lender Group. No Lender shall be responsible to Borrower or any other Person for any failure by any other Lender to fulfill its obligations to make Advances, nor to advance for it or on its behalf in connection with its Commitment, nor to take any other action on its behalf hereunder or in connection with the financing contemplated herein.

     18.  GENERAL PROVISIONS.

          18.1 EFFECTIVENESS. This Agreement shall be binding and deemed effective when executed by Borrower and the Lender Group.

          18.2 SECTION HEADINGS. Headings and numbers have been set forth herein for convenience only. Unless the contrary is compelled by the context, everything contained in each section applies equally to this entire Agreement.

          18.3 INTERPRETATION. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against the Lender Group or Borrower, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by all parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of all parties hereto.

          18.4 SEVERABILITY OF PROVISIONS. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

          18.5 COUNTERPARTS; TELEFACSIMILE EXECUTION. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which,


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

when taken together, shall constitute but one and the same Agreement. Delivery of an executed counterpart of this Agreement by telefacsimile shall be equally as effective as delivery of an original executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by telefacsimile also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement.

          18.6 REVIVAL AND REINSTATEMENT OF OBLIGATIONS. If the incurrence or payment of the Obligations by Borrower or any guarantor of the Obligations or the transfer by any or all of such parties to the Lender Group of any property of either or both of such parties should for any reason subsequently be declared to be void or voidable under any state or federal law relating to creditors' rights, including provisions of the Bankruptcy Code relating to fraudulent conveyances, preferences, and other voidable or recoverable payments of money or transfers of property (collectively, a "Voidable Transfer"), and if the Lender Group is required to repay or restore, in whole or in part, any such Voidable Transfer, or elects to do so upon the reasonable advice of its counsel, then, as to any such Voidable Transfer, or the amount thereof that the Lender Group is required or elects to repay or restore, and as to all reasonable costs, expenses, and attorneys fees of the Lender Group related thereto, the liability of Borrower or such guarantor automatically shall be revived, reinstated, and restored and shall exist as though such Voidable Transfer had never been made.

          18.7 AMENDMENT AND REPLACEMENT. This Agreement amends, supersedes and replaces in its entirety the Existing Loan Agreement.


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

          18.8 INTEGRATION. This Agreement, together with the other Loan Documents, reflects the entire understanding of the parties with respect to the transactions contemplated hereby and shall not be contradicted or qualified by any other agreement, oral or written, before the date hereof.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in Los Angeles, California.

Dated:  June 15, 1999
                               NATURAL WONDERS, INC.,
                               a Delaware corporation


                                 /s/ Pete Hanelt
                                 -------------------------------------
                               Title: Chief Executive Officer
                                      President
                                      Chief Financial Officer
                                     ---------------------------------


                               WELLS FARGO BANK, NATIONAL ASSOCIATION, as Agent and as a Lender


                                 /s/ Karen Barone
                                 -------------------------------------
                               Title: Vice President
                                     ---------------------------------


                               FOOTHILL CAPITAL CORPORATION,
                               a California corporation, as Administrative
                               Agent and as a Lender


                                 /s/ Brian Duffy
                                 -------------------------------------
                               Title: Vice President
                                     ---------------------------------


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

                             COMMITMENTS ON CLOSING DATE

Wells Fargo                                                               $ 1,500,000

Foothill                                                                  $28,500,000


                                                                          -----------
Total                                                                     $30,000,000



                                       79